                                                                     Exhibit 4.6


                                                                       EXECUTION





                     AMENDED AND RESTATED CREDIT AGREEMENT

                           DATED AS OF JULY 28, 1999

                                     AMONG

                                 WEC COMPANY,
                                  as Company,

                           WOODS EQUIPMENT COMPANY,
                                 as Guarantor,

                          THE LENDERS LISTED HEREIN,
                                  as Lenders,

                                      and

                          CREDIT SUISSE FIRST BOSTON,
                               as Lead Arranger,
                  Syndication Agent and Administrative Agent

                                  WEC COMPANY

                               CREDIT AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

                                                                                                                             Page
                                                                                                                             ----
Section 1.        DEFINITIONS...............................................................................................    2
         1.1      Certain Defined Terms.....................................................................................    2
         1.2      Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement........................   36
         1.3      Other Definitional Provisions and Rules of Construction...................................................   37

Section 2.        AMOUNTS AND TERMS OF COMMITMENTS AND LOANS................................................................   37
         2.1      Commitments; Making of Loans; the Register; Notes.........................................................   37
         2.2      Interest on the Loans.....................................................................................   44
         2.3      Fees......................................................................................................   48
         2.4      Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding
                  Payments; Application of Proceeds of Collateral and Payments Under Guaranties.............................   49
         2.5      Use of Proceeds...........................................................................................   54
         2.6      Special Provisions Governing Eurodollar Rate Loans........................................................   55
         2.7      Increased Costs; Taxes; Capital Adequacy..................................................................   57
         2.8      Obligation of Lenders and Issuing Lenders to Mitigate.....................................................   61
         2.9      Removal or Replacement of a Lender........................................................................   62

Section 3.        LETTERS OF CREDIT.........................................................................................   63
         3.1      Issuance of Letters of Credit and Lenders' Purchase of Participations Therein.............................   63
         3.2      Letter of Credit Fees.....................................................................................   67
         3.3      Drawings and Reimbursement of Amounts Paid Under Letters of Credit........................................   67
         3.4      Obligations Absolute......................................................................................   70
         3.5      Indemnification; Nature of Issuing Lenders' Duties........................................................   71
         3.6      Increased Costs and Taxes Relating to Letters of Credit...................................................   72

Section 4.        CONDITIONS TO LOANS AND LETTERS OF CREDIT.................................................................   73
         4.1      Conditions to Existing Term Loans, Existing Revolving Loans and Letters of Credit.........................   73
         4.2      Conditions to Revolving Loans to be made on the Effective Date............................................   73
         4.3      Conditions to All Loans...................................................................................   80
         4.4      Conditions to Letters of Credit...........................................................................   82

Section 5.        REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND COMPANY....................................................   82
         5.1      Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.............................   82
         5.2      Authorization of Borrowing, etc...........................................................................   83
         5.3      Financial Condition.......................................................................................   85
         5.4      No Material Adverse Change; No Restricted Payments........................................................   85
         5.5      Title to Properties; Liens; Real Property.................................................................   85
         5.6      Litigation; Adverse Facts.................................................................................   86
         5.7      Payment of Taxes..........................................................................................   86
         5.8      Performance of Agreements; Materially Adverse Agreements; Material Contracts..............................   87
         5.9      Governmental Regulation...................................................................................   87
         5.10     Securities Activities.....................................................................................   87
         5.11     Employee Benefit Plans....................................................................................   88
         5.12     Certain Fees..............................................................................................   88
         5.13     Environmental Protection..................................................................................   89
         5.14     Employee Matters..........................................................................................   89
         5.15     Solvency..................................................................................................   90
         5.16     Matters Relating to Collateral............................................................................   90
         5.17     Related Agreements........................................................................................   91
         5.18     Disclosure................................................................................................   91

Section 6.        AFFIRMATIVE COVENANTS OF HOLDINGS AND COMPANY.............................................................   91
         6.1      Financial Statements and Other Reports....................................................................   91
         6.2      Corporate Existence, etc..................................................................................   97
         6.3      Payment of Taxes and Claims; Tax Consolidation............................................................   97
         6.4      Maintenance of Properties; Insurance......................................................................   98
         6.5      Inspection Rights; Lender Meeting.........................................................................   99
         6.6      Compliance with Laws, etc.................................................................................   99
         6.7      Environmental Review and Investigation, Disclosure, Etc.; Company's Actions Regarding
                  Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.................   99
         6.8      Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain
                  Subsidiaries and Future Subsidiaries......................................................................  102
         6.9      Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral...................  103
         6.10     Year 2000 Compliance......................................................................................  106
         6.11     Alitec Acquisition........................................................................................  106

Section 7.        NEGATIVE COVENANTS OF HOLDINGS AND COMPANY................................................................  106
         7.1      Indebtedness..............................................................................................  106
         7.2      Liens and Related Matters.................................................................................  107

         7.3      Investments; Joint Ventures...............................................................................  109
         7.4      Contingent Obligations....................................................................................  109
         7.5      Restricted Payments.......................................................................................  110
         7.6      Financial Covenants.......................................................................................  111
         7.7      Restriction on Fundamental Changes; Asset Sales and Acquisitions..........................................  113
         7.8      Consolidated Capital Expenditures.........................................................................  115
         7.9      Sales and Lease-Backs.....................................................................................  116
         7.10     Sale or Discount of Receivables...........................................................................  116
         7.11     Transactions with Shareholders and Affiliates.............................................................  116
         7.12     Disposal of Subsidiary Stock..............................................................................  117
         7.13     Conduct of Business.......................................................................................  117
         7.14     Amendments or Waivers of Certain Existing Agreements and Related Agreements;
                  Amendments of Documents Relating to Holdings Discount Debentures, Senior Notes and
                  Subordinated Indebtedness.................................................................................  117
         7.15     Fiscal Year...............................................................................................  118

Section 8.        HOLDINGS GUARANTY.........................................................................................  118
         8.1      Guaranty of the Obligations...............................................................................  118
         8.2      Limitation on Amount Guarantied...........................................................................  118
         8.3      Payment by Holdings.......................................................................................  119
         8.4      Liability of Holdings Absolute............................................................................  119
         8.5      Waivers by Holdings.......................................................................................  121
         8.6      Holdings' Rights of Subrogation, Contribution, Etc........................................................  122
         8.7      Subordination of Other Obligations........................................................................  123
         8.8      Continuing Guaranty.......................................................................................  123
         8.9      Authority of Holdings or Company..........................................................................  123
         8.10     Financial Condition of Company............................................................................  123
         8.11     Bankruptcy, Etc...........................................................................................  123

Section 9.        EVENTS OF DEFAULT.........................................................................................  124
         9.1      Failure to Make Payments When Due.........................................................................  124
         9.2      Default in Other Agreements...............................................................................  125
         9.3      Breach of Certain Covenants...............................................................................  125
         9.4      Breach of Warranty........................................................................................  125
         9.5      Other Defaults Under Loan Documents.......................................................................  125
         9.6      Involuntary Bankruptcy; Appointment of Receiver, etc......................................................  125
         9.7      Voluntary Bankruptcy; Appointment of Receiver, etc........................................................  126
         9.8      Judgments and Attachments.................................................................................  126
         9.9      Dissolution...............................................................................................  127
         9.10     Employee Benefit Plans....................................................................................  127
         9.11     Change in Control.........................................................................................  127
         9.12     Invalidity of Guaranties; Failure of Security; Repudiation of Obligations.................................  127

Section 10.       Administrative Agent......................................................................................  129
         10.1     Appointment...............................................................................................  129
         10.2     Powers and Duties; General Immunity.......................................................................  129
         10.3     Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.......................  131
         10.4     Right to Indemnity........................................................................................  131
         10.5     Successor Administrative Agent and Swing Line Lender......................................................  132
         10.6     Collateral Documents and Guaranties.......................................................................  132

Section 11.       MISCELLANEOUS.............................................................................................  133
         11.1     Assignments and Participations in Loans and Letters of Credit.............................................  133
         11.2     Expenses..................................................................................................  137
         11.3     Indemnity.................................................................................................  138
         11.4     Set-Off; Security Interest in Deposit Accounts............................................................  139
         11.5     Ratable Sharing...........................................................................................  139
         11.6     Amendments and Waivers....................................................................................  140
         11.7     Independence of Covenants.................................................................................  141
         11.8     Notices...................................................................................................  141
         11.9     Survival of Representations, Warranties and Agreements....................................................  141
         11.10    Failure or Indulgence Not Waiver; Remedies Cumulative.....................................................  142
         11.11    Marshalling; Payments Set Aside...........................................................................  142
         11.12    Severability..............................................................................................  142
         11.13    Obligations Several; Independent Nature of Lenders' Rights................................................  142
         11.14    Headings..................................................................................................  143
         11.15    Applicable Law............................................................................................  143
         11.16    Successors and Assigns....................................................................................  143
         11.17    Consent to Jurisdiction and Service of Process............................................................  143
         11.18    Waiver of Jury Trial......................................................................................  144
         11.19    Confidentiality...........................................................................................  145
         11.20    Counterparts; Effectiveness...............................................................................  145

Signature pages  ...........................................................................................................  S-1

                                   EXHIBITS

I         FORM OF NOTICE OF BORROWING
II        FORM OF NOTICE OF CONVERSION/CONTINUATION
III       FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV        INTENTIONALLY OMITTED
V         INTENTIONALLY OMITTED
VI        INTENTIONALLY OMITTED
VII       FORM OF REVOLVING NOTE
VIII      FORM OF SWING LINE NOTE
IX        FORM OF COMPLIANCE CERTIFICATE
X         FORM OF OPINION OF COUNSEL TO LOAN PARTIES
XI        FORM OF OPINION OF ADMINISTRATIVE AGENT'S COUNSEL
XII       FORM OF ASSIGNMENT AGREEMENT XIII FORM OF CERTIFICATE OF NON-BANK STATUS
XIV       FORM OF FINANCIAL CONDITION CERTIFICATE XV FORM OF COLLATERAL ACCOUNT AGREEMENT
XVI       FORM OF HOLDINGS PLEDGE AGREEMENT
XVII      FORM OF COMPANY PLEDGE AGREEMENT XVIII FORM OF COMPANY SECURITY AGREEMENT
XIX       FORM OF COMPANY PATENT AND TRADEMARK SECURITY AGREEMENT
XX        FORM OF SUBSIDIARY GUARANTY
XXI       FORM OF SUBSIDIARY PLEDGE AGREEMENT
XXII      FORM OF SUBSIDIARY SECURITY AGREEMENT
XXIII     FORM OF SUBSIDIARY PATENT AND TRADEMARK SECURITY AGREEMENT

                                   SCHEDULES

1.1(i)   CERTAIN ADJUSTMENTS TO EBITDA
2.1      EXISTING REVOLVING LOANS; LENDERS' COMMITMENTS AND PRO RATA SHARES
3.1      EXISTING LETTERS OF CREDIT
4.2C     CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT
5.1      SUBSIDIARIES OF COMPANY
5.5      REAL PROPERTY
5.8      MATERIAL CONTRACTS
5.11     CERTAIN EMPLOYEE BENEFIT PLANS
6.9C     SCHEDULED POST-EFFECTIVE DATE MORTGAGED PROPERTIES
7.1      CERTAIN EXISTING INDEBTEDNESS
7.2      CERTAIN EXISTING LIENS
7.3      CERTAIN EXISTING INVESTMENTS
7.4      CERTAIN EXISTING CONTINGENT OBLIGATIONS

                                                                       EXECUTION

                                  WEC COMPANY

                     AMENDED AND RESTATED CREDIT AGREEMENT


          This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 28, 1999, is entered into by and among WEC COMPANY, a Delaware corporation ("Company"), as borrower, WOODS EQUIPMENT COMPANY, a Delaware corporation ("Holdings"), as guarantor, THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), as lenders, and CREDIT SUISSE FIRST BOSTON ("CSFB"), as lead arranger, syndication agent and administrative agent for Lenders (in such respective capacities, "Lead Arranger", "Syndication Agent" or "Administrative Agent").

                                R E C I T A L S
                                - - - - - - - -

     WHEREAS, capitalized terms used herein having the meanings assigned to those terms in subsection 1.1;

     WHEREAS, Company and certain financial institutions (the "Existing Lenders"), and Lead Arranger, Syndication Agent and Administrative Agent are parties to that certain Credit Agreement dated as of August 7, 1998 (as heretofore amended, supplemented or otherwise modified, the "Existing Credit Agreement"), pursuant to which the Existing Lenders agreed to extend certain credit facilities to Company, the proceeds of which were used to consummate the recapitalization transactions contemplated by the Recapitalization Agreement, to pay certain related transaction fees and expenses, to refinance certain indebtedness of Company and to provide financing for working capital and for other general corporate purposes;

     WHEREAS, on the Effective Date, the Company (i) intends (a) to acquire (the "Central Fabricators Acquisition") all of the capital stock of Central Fabricators, Inc., a Wisconsin corporation ("Central Fabricators"), and immediately upon the consummation of the Central Fabricators Acquisition, Central Fabricators will be merged with and into Company pursuant to the Central Fabricators Acquisition Agreement, with Company being the surviving corporation in such merger; and (b) to acquire (the "Tisco Acquisition") substantially all of the assets of Tru-Part Manufacturing Corporation, a Minnesota corporation, and its principal subsidiary, Tractor Implement Supply Company (collectively, "Tisco");

     WHEREAS, Company desires that Lenders agree to amend and restate the Existing Credit Agreement in its entirety (i) to extend credit facilities to Company in an aggregate principal amount of $40,000,000 through a $15,000,000 increase in the Revolving Loan

Commitments, the proceeds of which will be used, together with (a) approximately $25,000,000 million of proceeds from the purchase by MDCP and the Management Investors of newly-issued Holdings Common Stock and newly-issued New Holdings Preferred (the "Effective Date Investment"), (b) approximately $130,000,000 of gross proceeds from the sale by the Company of the Senior Notes and (c) approximately $25,000,000 of gross proceeds from the sale by Holdings of the Holdings Units, (1) to repay in full the outstanding principal amount of the Existing Term Loans and the PIK Sub Debt, together, in each case, with all interest and fees due and owing in respect thereof, (2) to fund the Acquisition Financing Requirements, (3) to pay Transaction Costs, and (4) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries, and (ii) to make certain other changes as more fully set forth herein, which amendment and restatement shall become effective upon satisfaction of the conditions precedent set forth herein;

     WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the Obligations of Company outstanding thereunder; and

     WHEREAS, it is the intent of Loan Parties to confirm that all Obligations of Loan Parties under the other Loan Documents, as amended hereby, shall continue in full force and effect and that, from and after the Effective Date, all references to the "Credit Agreement" contained therein shall be deemed to refer to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Company, Lenders and Agents agree that, on the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as follows:


Section.  DEFINITIONS

1.1  Certain Defined Terms.
     ---------------------

          The following terms used in this Agreement shall have the following meanings:

          "Acknowledgment and Consent" means that certain Acknowledgment and Consent executed by Holdings, the Company, and the Subsidiary Guarantors dated as of the Effective Date and substantially in the form of Exhibit XXV annexed
                                                          -----------
hereto, as such Acknowledgment and Consent may be amended, restated, supplemented or otherwise modified from time to time.

          "Acquisition" means the acquisition, by purchase, direct merger or otherwise, of all or substantially all of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division, business unit or line of business of any Person.

          "Acquisition Financing Requirements" means, with respect to each of the Effective Date Acquisitions, the aggregate of all amounts necessary to finance the purchase price payable in connection with such Acquisition.

          "Additional Mortgage" has the meaning assigned to that term in subsection 6.9.

          "Additional Mortgage Policy" has the meaning assigned to that term in subsection 6.9.

          "Additional Mortgaged Property" has the meaning assigned to that term in subsection 6.9.

          "Administrative Agent" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 10.5A.

          "Affected Lender" has the meaning assigned to that term in subsection 2.6C.

          "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agents" means Lead Arranger, Syndication Agent and Administrative Agent.

          "Agreement" means prior to the Effective Date, the Existing Credit Agreement and on and after the Effective Date this Amended and Restated Credit Agreement dated as of July 28, 1999, as it may be amended, supplemented or otherwise modified from time to time.

          "Alamo Acquisition" means the proposed acquisition by Company of all the outstanding shares of capital stock of Alamo Group, Inc.

          "Alitec" means Alitec Corporation, an Indiana corporation.

          "Alitec Acquisition" means the acquisition by Company of all of the capital stock of Alitec.

          "Alitec Acquisition Agreement" means that certain Stock Purchase Agreement by and among Company and the shareholders of Alitec providing for the purchase of all the capital stock of Alitec by Company for aggregate consideration not in excess of $11,000,000, and otherwise in substantially the form as delivered to the Agents and Lenders on or before the Effective Date.

          "Applicable Base Rate Margin" means, on and after the Effective Date, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

             ==========================================================
                                                         Applicable
               Leverage Ratio                         Base Rate Margin
             ==========================================================
                greater than or equal to 5.00:1.00          1.50%
             ----------------------------------------------------------
                less than                5.00:1.00
                greater than or equal to 4.00:1.00          1.25%
             ----------------------------------------------------------
                less than                4.00:1.00
                greater than or equal to 3.00:1.00          1.00%
             ----------------------------------------------------------
                less than                3.00:1.00
                greater than or equal to 2.50:1.00          0.75%
             ----------------------------------------------------------
                less than                2.50:1.00          0.50%
             ==========================================================

From and after the Effective Date, the Applicable Base Rate Margin shall be determined by reference to the Leverage Ratio as of the last day of the most-recently ended Fiscal Quarter; provided that (x) no change in any Applicable
                               --------
Base Rate Margin shall be effective until three Business Days after the date on which Administrative Agent receives the financial statements for such Fiscal Quarter as and when required under subsection 6.1(ii), together with an Officer's Certificate calculating the applicable Leverage Ratio, and (y) the Applicable Base Rate Margin shall be 1.50%, per annum, for so long (but only for so long) as Company has not submitted to Administrative Agent the information described in clause (x) of this proviso as and when required under subsection 6.1(ii).

          "Applicable Eurodollar Rate Margin" means, on and after the Effective Date, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

             ==========================================================
                                                         Applicable
                                                         Eurodollar
               Leverage Ratio                         Base Rate Margin
             ==========================================================
                greater than or equal to 5.00:1.00          2.50%
             ----------------------------------------------------------
                less than                5.00:1.00
                greater than or equal to 4.00:1.00          2.25%
             ----------------------------------------------------------
                less than                4.00:1.00
                greater than or equal to 3.00:1.00          2.00%
             ==========================================================

             ==========================================================
                                                         Applicable
                                                         Eurodollar
               Leverage Ratio                         Base Rate Margin
             ==========================================================
                less than                3.00:1.00
                greater than or equal to 2.50:1.00          1.75%
             ----------------------------------------------------------
                less than                2.50:1.00          1.50%
             ==========================================================

From and after the Effective Date, the Applicable Eurodollar Rate Margin shall be determined by reference to the Leverage Ratio as of the last day of the most-recently ended Fiscal Quarter; provided that (x) no change in any Applicable
                               --------
Eurodollar Rate Margin shall be effective until three Business Days after the date on which Administrative Agent receives the financial statements for such Fiscal Quarter as and when required under subsection 6.1(ii), together with an Officer's Certificate calculating the applicable Leverage Ratio, and (y) the Applicable Eurodollar Rate Margin shall be 2.50%, per annum for so long (but only for so long) as Company has not submitted to Administrative Agent the information described in clause (x) of this proviso as and when required under subsection 6.1(ii).

          "Approved Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Asset Sale" means the sale by Holdings or any of its Subsidiaries to any Person (other than Company or any of its wholly-owned Subsidiaries) of (i) any of the stock of any of Holdings' Subsidiaries, (ii) all or substantially all of the assets of any division, business unit or line of business of Holdings or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Holdings or any of its Subsidiaries outside of the ordinary course of business (other than any such other assets to the extent that the aggregate Net Asset Sale Proceeds in respect of such assets sold in any single transaction or related series of transactions is equal to $750,000 or less).

          "Assigned Rights and Obligations" has the meaning assigned to that term in subsection 4.2V.

          "Assignment Agreement" means an Assignment Agreement in substantially the form of Exhibit XII annexed hereto.
            -----------

          "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "Base Rate" means, at any time, the higher of (x) the Prime Rate or
(y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

          "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, with respect to matters relating to Eurodollar Loans, the
       --------
term "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London, England, are authorized or required by law to close.

          "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Cash" means money, currency or a credit balance in a Deposit Account.

          "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

          "Central Fabricators" has the meaning assigned to that term in the recitals hereto.

          "Central Fabricators Acquisition" has the meaning assigned to that term in the recitals hereto.

          "Central Fabricators Acquisition Agreement" means that certain agreement with respect to the Central Fabricators Acquisition by and among Company and the shareholders of Central Fabricators, dated as of July 6, 1999 as in effect on the Effective Date.

          "Certificate of Non-Bank Status" means a certificate substantially in the form of Exhibit XIII annexed hereto delivered by a Lender to Administrative
            ------------
Agent pursuant to subsection 2.7B(iii).

          "CHSLLC" means Code, Hennessy & Simmons L.L.C., as trustee on behalf of the "Stockholders" (as defined in the Recapitalization Agreement).

          "Closing Date" means August 7, 1998.

          "Collateral" means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

          "Collateral Access Agreement" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgment or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any Inventory of any Loan Party, substantially in the form of Exhibit XXIV annexed hereto with such
                                         ------------
changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

          "Collateral Account" has the meaning assigned to that term in the Collateral Account Agreement.

          "Collateral Account Agreement" means the Collateral Account Agreement executed and delivered by Company and Administrative Agent on the Closing Date, substantially in the form of Exhibit XV annexed hereto, pursuant to which
                             ----------
Company may pledge cash to Administrative Agent to secure the obligations of Company to reimburse Issuing Lenders for payments made under one or more Letters of Credit as provided in Section 9, as such Collateral Account Agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time.

          "Collateral Documents" means the Holdings Pledge Agreement, the Company Pledge Agreement, the Company Security Agreement, the Company Patent and Trademark Security Agreement, the Collateral Account Agreement, the Subsidiary Pledge Agreements, the Subsidiary Security Agreements, the Subsidiary Patent and Trademark Security Agreements, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

          "Commercial Letter of Credit" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

          "Commitments" means (i) with respect to the period prior to the Effective Date, the commitments of Lenders to make Loans as set forth in subsection 2.1A of the Existing Credit Agreement, and (ii) on and after the Effective Date, the commitments of Lenders to make Loans as set forth in subsection 2.1A of this Agreement.

          "Company" has the meaning assigned to that term in the introduction to this Agreement.

          "Company Pledge Agreement" means the Company Pledge Agreement executed and delivered by Company on the Closing Date, substantially in the form of
Exhibit XVII annexed hereto, as such Company Pledge Agreement may thereafter be
------------
amended, supplemented or otherwise modified from time to time.

          "Company Security Agreement" means the Company Security Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit XVIII annexed hereto, as such Company Security Agreement may
   -------------
thereafter be amended, supplemented or otherwise modified from time to time.

          "Company Patent and Trademark Security Agreement" means the Company Patent and Trademark Security Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit XIX annexed hereto, as such
                                           -----------
Company Patent and Trademark Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit IX annexed hereto delivered to Administrative Agent and Lenders by
   ----------
Company pursuant to subsection 6.1(iv).

          "Confidential Information Memorandum" means that certain Confidential Information Memorandum relating to Company dated July 1999.

          "Conforming Leasehold Interest" means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of Administrative Agent (which writing has been delivered to Administrative Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of "Landlord Consent and Estoppel," which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

          "Consolidated Adjusted EBITDA" means, for any period, the sum of the amounts of such period of (i) Consolidated Adjusted Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) Management Fees paid in accordance with subsection 7.5, (vii) other non-cash items reducing Consolidated Adjusted Net Income, (viii) to the extent deducted in determining Consolidated Adjusted Net Income, legal fees and other expenses incurred with respect to the Alamo Acquisition; provided that such legal fees and expenses do
                                  --------
not exceed $1,700,000 in the aggregate, and (ix) those items set forth on
Schedule 1.1(i) annexed hereto, less other non-cash items increasing
---------------                 ----
Consolidated Adjusted Net Income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

          "Consolidated Adjusted Net Income" means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any
      --------
Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person's assets are acquired by Holdings or any of its Subsidiaries, (iii) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

          "Consolidated Capital Expenditures" means, for any period, the sum of
(i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries plus (ii) to the extent not covered by
                                       ----
clause (i) of this definition, the aggregate of all expenditures by Holdings and its Subsidiaries during that period to acquire (by purchase or otherwise) the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Holdings; provided that, in
                                                       --------
connection with the repair or replacement of any asset by Company or any of its Subsidiaries with insurance proceeds received by Company or any of its Subsidiaries in respect of any damage to such asset or the actual or constructive loss of or any damage to any similar asset, there shall be included in Consolidated Capital Expenditures only the excess of the gross amount of the purchase price or repair costs over the amount of such insurance proceeds; and provided, further that in no event
--------  -------
shall Consolidated Capital Expenditures include any expenditures in connection with any Permitted Acquisition.

          "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period excluding, however, any interest
                                              ---------  -------
expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

          "Consolidated Current Assets" means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding
                                                                      ---------
Cash and Cash Equivalents.

          "Consolidated Current Liabilities" means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt and Capital
                      ---------
Leases.

          "Consolidated Fixed Charges" means for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) the portion of taxes based on income actually paid in cash or provision for cash income taxes (excluding any such cash taxes payable with respect to the operations of any of the businesses acquired pursuant to the 1999 Acquisitions for any date prior to the consummation of the acquisition of such businesses by Company), (iii) scheduled repayments of Consolidated Total Debt,
(iv) Management Fees paid in accordance with subsection 7.5, and (v) payments made to redeem all or any portion of the PIK Sub Debt in accordance with subsection 7.5, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

          "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Effective Date.

          "Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, less
                                                                          ----
all cash and Cash Equivalents on hand at Holdings and its Subsidiaries; provided
                                                                        --------
that, if at any such date of determination there are outstanding Revolving Loans, then the amount of cash and Cash Equivalents on hand shall be deemed not to exceed the lesser of (a) the actual amount of cash and Cash Equivalents on hand and (b) $5,000,000; and, provided further, that for purposes of calculating
                              -------- -------
the Leverage Ratio as of the last day of any four-Fiscal Quarter period, the amount of Revolving Loans included in determining Consolidated Total Debt as of such date shall be the average amount of Revolving Loans outstanding on each day during the four-Fiscal Quarter period ending on such date.

          "Consolidated Working Capital" means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

          "Consolidated Working Capital Adjustment" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

          "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

          "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "CSFB" has the meaning assigned to that term in the introduction to this Agreement.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.

          "Defaulting Lender" means any Lender with respect to which a Lender Default is in effect.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "Dollars" and the sign "$" mean the lawful money of the United States of America.

          "Domestic Subsidiary" means a Subsidiary of Company organized under the laws of the United States of America or any state or territory thereof.

          "Effective Date" means the date on or before July 28, 1999 on which the conditions precedent set forth in subsections 4.2 and 4.3 shall be satisfied or waived in accordance with the terms hereof.

          "Effective Date Acquisitions" means, collectively, the Central Fabricators Acquisition and the Tisco Acquisition.

          "Effective Date Acquisition Agreements" means, collectively, the Central Fabricators Acquisition Agreement and the Tisco Acquisition Agreement.

          "Effective Date Investment" has the meaning assigned to that term in the recitals of this Agreement.

          "Eligible Assignee" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is
                                            --------
acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (B) any Lender and any Affiliate or Approved Fund of any Lender; provided that no Affiliate of Holdings shall be an Eligible
            --------
Assignee.

          "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

          "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other legally binding requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials
                                  -- ---
Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and
                                       -- ---
Recovery Act (42 U.S.C. (S) 6901 et seq.), the Federal Water Pollution Control
                                 -- ---
Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et
                        -- ---                                          --
seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the
---                                                         -- ---
Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. (S) 136 et seq.),
                                                                     -- ---
the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), the Oil
                                                          -- ---
Pollution Act (33 U.S.C. (S) 2701 et seq) and the Emergency Planning and
                                  ------
Community Right-to-Know Act (42 U.S.C. (S) 11001 et seq.), each as amended or
                                                 -- ---
supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary, but only with respect to liabilities arising for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

          "ERISA Event" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or
Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

          "Eurocurrency Reserve Requirements" means, for each Interest Period for each Eurodollar Rate Loan, the highest reserve percentage applicable to any Lender during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System or any successor for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement), with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period.

          "Eurodollar Base Rate" means the rate per annum determined by the Administrative Agent at approximately 11:00 A.M. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable Notice of Borrowing) by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not
                 --------
ascertainable pursuant to the foregoing provisions of this definition, the "Eurodollar Base Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Reference Lenders at approximately 11:00 A.M. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall, subject to the provisions of subsection 5.10, be determined on the basis of the quotations of the remaining Reference Lender.

          "Eurodollar Rate Loans" means Loans bearing interest at rates determined by reference to the Reserve Adjusted Eurodollar Rate as provided in subsection 2.2A.

          "Event of Default" means each of the events set forth in Section 9.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Existing Agreements" means, collectively, the Recapitalization Agreement, the Holdings Certificate of Designations, the Selling Shareholder Warrant, the Existing Seller Notes, the Management Services Agreement and the Stockholders Agreement.

          "Existing Credit Agreement" has the meaning assigned to that term in the Recitals to this Agreement.

          "Existing Holdings Preferred" means the 8% Cumulative Redeemable Preferred Stock of Holdings, par value $0.01 per share, with a liquidation preference of $1,000 per share and with the other terms set forth in the Holdings Certificate of Designations, and which was issued on the Closing Date.

          "Existing Lenders" has the meaning assigned to that term in the Recitals to this Agreement.

          "Existing Letters of Credit" has the meaning assigned to that term in subsection 3.1.

          "Existing Mortgages" means any mortgage, deed of trust or deed delivered pursuant to the Existing Credit Agreement including any amendments, modifications, restatements or assignments thereof.

          "Existing Revolving Loans" has the meaning assigned to that term in subsection 2.1A(i).

          "Existing Seller Notes" means (i) that certain Promissory Note Secured by Deed of Trust dated June 30, 1994, issued by Company to Richard Dale Boucher and certain other Persons in the original principal amount of $5,000,000, and
(ii) that certain Subordinated Term Note April 18, 1997, issued by Company to Scott Halvorsen in the original principal amount of $700,000, in each case in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such promissory notes may be amended from time to time thereafter to the extent permitted under subsection 7.15B.

          "Existing Term Loans" means the "Term Loans" as such term is defined in the Existing Credit Agreement.

          "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

          "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

          "Fee Property" means a Real Property Asset consisting of a fee simple interest in real property.

          "Financial Plan" has the meaning assigned to that term in subsection 6.1(xiii).

          "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Permitted Liens to the extent not perfected by the filing of any UCC financing statements) to which such Collateral is subject.

          "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

          "Fiscal Year" means the fiscal year of Holdings and its Subsidiaries ending on the Saturday closest to December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which the December 31 closest to the end of such Fiscal Year occurs.

          "Flood Hazard Property" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          "Foreign Subsidiary" means any Subsidiary of Company that is not a Domestic Subsidiary.

          "Funded Debt", as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

          "Funding and Payment Office" means (i) the office of Administrative Agent and Swing Line Lender located at 11 Madison Avenue, New York, New York 10010 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

          "Funding Date" means the date of the funding of a Loan.

          "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

          "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

          "Guaranties" means the Holdings Guaranty and the Subsidiary Guaranty.

          "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar meaning and regulatory effect under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation;
(viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under any Environmental Law.

          "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

          "Holdings" has the meaning assigned to that term in the introduction to this Agreement.

          "Holdings Certificate of Designations" means the provisions of Holdings' Amended Certificate of Incorporation relating to the Holdings Preferred, in the form delivered to Administrative Agent and Lenders on or prior to the Effective Date and as such provisions may be amended from time to time thereafter to the extent permitted under subsection 7.15A.

          "Holdings Common Stock" means the common stock of Holdings, par value $0.01 per share.

          "Holdings Discount Debenture Indenture" means the indenture pursuant to which the Holdings Discount Debentures are issued, as such indenture may be amended from time to time to the extent permitted under subsection 7.15A

          "Holdings Discount Debentures" means the $52,204,000 aggregate principal amount at maturity of 15% of Senior Discount Debentures due 2011 of Holdings issued pursuant to the Holdings Discount Debenture Indenture.

          "Holdings Guaranty" means the provisions of Section 8.

          "Holdings Pledge Agreement" means the Holdings Pledge Agreement executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XVI annexed hereto, as such Holdings Pledge Agreement may
        -----------
thereafter be amended, supplemented or otherwise modified from time to time.

          "Holdings Preferred" means, collectively, the Existing Holdings Preferred and the New Holdings Preferred.

          "Holdings Units" means units, each of which consists of one Holdings Discount Debenture with a principal amount at maturity of $1,000 and 0.8699 shares of Holdings Common Stock.

          "Hubbardston Property" means that certain Fee Property owned by Company as of the Closing Date and located in Hubbardston, Massachusetts.

          "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (X) in the case of Hedge Agreements, Contingent Obligations, and (Y) in all other cases, Investments, and in neither case constitute Indebtedness.

          "Indemnitee" has the meaning assigned to that term in subsection 11.3.

          "Initial Syndication Period" means the period commencing on and including the Effective Date and ending on (but excluding) the date on which Administrative Agent notifies Company that it has concluded its primary syndication of the Loans and the Commitments.

          "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Holdings and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Holdings and its Subsidiaries, taken as a whole.

          "Interest Payment Date" means (i) with respect to any Base Rate Loan, the last Business Day in each of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and
(ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest
                                --------
Period of six months, "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

          "Interest Period" has the meaning assigned to that term in subsection 2.2B.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.

          "Interest Rate Determination Date" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "Inventory" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

          "Investment" means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (other than a Person that prior to such purchase or acquisition was a wholly-owned Subsidiary of Holdings), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person other than Holdings or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary of Holdings), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of
                                                                ----
all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "IP Collateral" means, collectively, the Collateral under the Company Patent and Trademark Security Agreement and the Subsidiary Patent and Trademark Security Agreements.

          "Issuing Lender" means, with respect to any Letter of Credit, the Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided
                                                                    --------
that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "Landlord Consent and Estoppel" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent, relating to (i) the ability of the applicable Loan Party to encumber such Leasehold Property pursuant to a Mortgage, (ii) the matters contained in a Collateral Access Agreement, and (iii) such other matters relating to such Leasehold Property as Administrative Agent may reasonably request.

          "Leasehold Property" means any Real Property Asset consisting of a leasehold interest in real property.

          "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 11.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that
                                                                 --------
the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

          "Lender Default" shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Loans (including any Revolving Loans made to pay Refunded Swing Line Loans or to reimburse drawings under Letters of Credit) in accordance with subsection 2.1A or its portion of any unreimbursed drawing or payment under a Letter of Credit in accordance with subsection 3.3C or (ii) a Lender having notified Company and/or Administrative Agent in writing that it does not intend to comply with its obligations under subsection 2.1 or subsections 3.1C, 3.3B or 3.3C, as a result of any takeover of such Lender by any regulatory authority or agency.

          "Letter of Credit" or "Letters of Credit" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

          "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
                                                                          ----
(ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

          "Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

          "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "Loan" or "Loans" means one or more of the Revolving Loans or Swing Line Loans or any combination thereof.

          "Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties, the Collateral Documents and the Acknowledgment and Consent.

          "Loan Party" means each of Holdings, Company and any of Holdings' other Subsidiaries from time to time executing a Loan Document, and "Loan Parties" means all such Persons, collectively.

          "Management Fees" means fees payable by Company to MDP at the times, in the amounts, and otherwise in accordance with the terms set forth in the Management Services Agreement.

          "Management Investors" means the management officers and employees of Holdings and its Subsidiaries identified as Management Investors on Schedule
                                                                    --------
4.2C annexed hereto.
----

          "Management Services Agreement" means that certain Management Services Agreement dated as of the Closing Date by and between MDP and Company, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.15A.

          "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

          "Material Contract" means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

          "Material Leasehold Property" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Holdings or any of its Subsidiaries ;

provided, however that, no Leasehold Property (i) in respect of which the
-----------------
remaining term of the related lease (taking into account any renewal options as if such options had been exercised) is one year or less or (ii) with respect to which the aggregate amount of all rents payable during any one Fiscal Year never exceeds $500,000 shall be a "Material Leasehold Property".

          "MDCP" means Madison Dearborn Capital Partners II, L.P. a Delaware limited partnership.

          "MDP" means Madison Dearborn Partners, Inc., a Delaware corporation.

          "Mortgage" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in form and substance satisfactory to Administrative Agent and as approved by its counsel with respect to each applicable jurisdiction based on local laws or customary local mortgage or deed of trust practices, encumbering such Loan Party's interest in a Mortgaged Property, or (ii) at Administrative Agent's option, in the case of an Additional Mortgaged Property (as defined in subsection 6.9), an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. "Mortgages" means all such instruments, collectively.

          "Mortgaged Property" means any property subject to an Existing Mortgage, a Scheduled Post-Effective Date Mortgaged Property and/or an Additional Mortgaged Property.

          "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

          "NAIC" has the meaning assigned to that term in subsection 11.19.

          "Net Asset Sale Proceeds" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

          "Net Debt Proceeds" has the meaning assigned to that term in subsection 2.4A(iii)(c).

          "Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds received by Holdings or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof.

          "New Holdings Preferred" means the 8% Cumulative Redeemable Preferred Stock of Holdings, par value $0.01 per share, with a liquidation preference of $1,000 per share and with the other terms set forth in the Holdings Certificate of Designations, and which is to be issued on the Effective Date.

          "New Lender" means any Person that becomes a Lender on the Effective Date.

          "1999 Acquisitions" means, collectively, the Alitec Acquisition and the Effective Date Acquisitions.

          "1999 Acquisition Agreements" means, collectively, the Alitec Acquisition Agreement and the Effective Date Acquisition Agreements.

          "Notes" means one or more of the Revolving Notes or Swing Line Note or any combination thereof.

          "Notice of Borrowing" means a notice substantially in the form of

Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant
---------
to subsection 2.1B with respect to a proposed borrowing.

          "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative
            ----------
Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

          "Notice of Issuance of Letter of Credit" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Administrative
               -----------
Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

          "Obligations" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

          "Officer's Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its president or its chief financial officer; provided, that any Officer's Certificate to be delivered on
                   --------
the Effective Date may be executed by the chairman of such corporation; and provided further, that every Officer's Certificate with respect to the
-------- -------
compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer making or giving such Officer's Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signer, he or she has made or has caused to be made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition has been complied with, and
(iii) a statement as to whether, in the opinion of the signer, such condition has been complied with.

          "Operating Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "Permitted Acquisition" means an Acquisition to the extent effected in accordance with the provisions of subsection 7.7(vii).

          "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

               (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

               (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

               (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

               (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 9.8;

               (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

               (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

               (vii) any (a) interest or title of a lessor or sublessor under any lease permitted by subsection 7.9, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

               (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

               (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

               (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

               (xii) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

          "PIK Sub Debt Agreement" means that certain Subordinated Promissory Note dated August 7, 1998 made by Company to the order of MDCP in the original principal amount of $25,000,000, as in effect as of the Effective Date.

          "PIK Sub Debt" means the Indebtedness of Company evidenced by the PIK Sub Debt Agreement.

          "Pledged Collateral" means, collectively, the "Pledged Collateral" as defined in the Holdings Pledge Agreement, the Company Pledge Agreement and the Subsidiary Pledge Agreements.

          "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by CSFB as its prime commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CSFB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "Pro Forma Basis" means, with respect to any calculations made to determine compliance with any of the covenants contained in subsection 7.6 on a "Pro Forma Basis" for any four-Fiscal Quarter period, whether in connection with any proposed Permitted Acquisition under subsection 7.7(vi) or as otherwise provided in subsection 7.6D, that such calculations shall in each case be made:

               (i) using the historical financial statements with respect to such period for (a) the business or property to be acquired in connection with any such proposed Permitted Acquisition and/or (b) any business or property acquired in connection with any Permitted Acquisition actually consummated during such period;

               (ii) using the consolidated financial statements of Holdings and its Subsidiaries with respect to such period, which financial statements shall be reformulated (a) as if all Permitted Acquisitions referred to in clause (i) above had been consummated at the beginning of such period, (b) as if any such proposed Subordinated Indebtedness and/or any other Indebtedness or other liabilities incurred in connection with any Permitted Acquisitions referred to in clause (i) above had been incurred (and the proceeds thereof had been applied as actually applied or proposed to be applied) at the beginning of such period, and (c) assuming that any Indebtedness referred to in clause (ii)(b) above that bears interest on a floating-rate basis had borne interest during any portion of such period occurring prior to the actual incurrence thereof at the weighted average of the interest rates applicable to outstanding Loans during such period;

               (iii) after giving effect to any other pro forma adjustments arising out of events which (a) are directly attributable to any Permitted Acquisitions referred to in clause (i) above or the incurrence of any Indebtedness referred to in (ii)(b) above, (b) are factually supportable, and (c) are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act (including cost savings resulting from head count reductions, closures of facilities and similar restructuring charges), which pro forma adjustments shall be certified by the chief financial officer of Company in the Officer's Certificate required to be delivered in connection with such proposed Permitted Acquisition or the incurrence of such proposed Subordinated Indebtedness or otherwise pursuant to subsection 7.6D, as the case may be; and

               (iv) otherwise in conformity with certain procedures to be agreed upon between Administrative Agent and Company.

          "Pro Rata Share" means with respect to all payments, computations and all other matters hereunder, including any matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate
--------                                                --
Revolving Loan Exposure of all Lenders, in any case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 11.1. The Pro Rata Share of each Lender as of the Effective Date is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.
                       ------------

          "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

          "Purchasing Lender" has the meaning assigned to that term in subsection 4.2V.

          "Recapitalization Agreement" means that certain Recapitalization Agreement by and among Holdings, MDCP and the other parties thereto, dated as of July 28, 1998, in the form delivered to Administrative Agent and Lenders on the Closing Date and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.15A.

          "Recorded Leasehold Interest" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "Record Document" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

          "Real Property Asset" means, at any time of determination, any interest in land, buildings, improvements, and fixtures attached thereto or used in the operation thereof, in each case that is then owned or leased (as lessee) by any Loan Party.

          "Reference Lenders" means CSFB and LaSalle Bank National Association.

          "Refunded Swing Line Loans" has the meaning assigned to that term in subsection 2.1A(iii).

          "Register" has the meaning assigned to that term in subsection 2.1D.

          "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

          "Related Agreements" means, collectively, the Effective Date Acquisition Agreements, the Holdings Discount Debenture Indenture and the Senior
Note Indenture.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

          "Requisite Lenders" means Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders.

          "Reserve Adjusted Eurodollar Rate" means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula:

                 Eurodollar Base Rate
          ---------------------------------
          1.00 - Eurocurrency Reserve Requirements

          "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or Holdings now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or any Indebtedness evidenced by the Existing Seller Notes, the Holdings Discount Debentures or the Senior Notes, and (v) any payment, direct or indirect, in respect of any Management Fees.

          "Revolving Loan Commitment" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and "Revolving Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Revolving Loan Commitment Termination Date" means the 5th anniversary of the Effective Date.

          "Revolving Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in
                                                                   ----
the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all
                                  ----
participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of
                                                      ----
Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus (e)
                                                                     ----
the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

          "Revolving Loans" means (i) the Loans made by Lenders to Company pursuant to subsection 2.1A(iv) of the Existing Credit Agreement which remain outstanding as of the Effective Date and (ii) any Loans made by Lenders to Company pursuant to subsection 2.1A(ii) of this Agreement.

          "Revolving Notes" means (i) the promissory notes of Company issued pursuant to subsection 2.1E(i)(d) of the Existing Credit Agreement on the Closing Date or subsection 2.1E(i)(d) of this Agreement on the Effective Date, as the case may be, and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 11.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit VII annexed hereto, as they may be amended,
                             -----------
supplemented or otherwise modified from time to time.

          "Scheduled Post-Effective Date Mortgaged Property" has the meaning assigned to that term in subsection 6.9.

          "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "Selling Shareholder Warrant" means the Contingent Stock Purchase Warrant issued to CHSLLC pursuant to Section 9.03(a) of the Recapitalization Agreement, in the form of Exhibit D annexed to the Recapitalization Agreement and as such Contingent Stock Purchase Warrant may be amended from time to time after the Closing Date to the extent permitted under subsection 7.14A.

          "Selling Lender" has the meaning assigned to that term in subsection 4.2V.

          "Senior Note Indenture" means the indenture pursuant to which the Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under subsection 7.15B.

          "Senior Notes" means the $130,000,000 aggregate principal amount of 12% Senior Notes due 2009 of Company issued pursuant to the Senior Note Indenture.

          "Solvent" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and
(v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby
                                                           --------
Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

          "Stockholders Agreement" means that certain Stockholders Agreement dated as of the Closing Date by and among Holdings, MDCP, CHSLLC and the Persons listed on Schedule 1 annexed thereto, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.15A.

          "Subordinated Indebtedness" means (i) the Existing Seller Note described in clause (ii) of the definition thereof and (ii) any other Indebtedness of Holdings or Company that is subordinated in right of payment to the Obligations pursuant to documentation containing interest rates, maturities, sinking fund or amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Administrative Agent.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "Subsidiary Guarantor" means any Domestic Subsidiary that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

          "Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries on the Closing Date and to be executed and delivered by additional Domestic Subsidiaries from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XX annexed hereto, as such
                                             ----------
Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

          "Subsidiary Pledge Agreement" means each Subsidiary Pledge Agreement executed and delivered by an existing Subsidiary Guarantor on the Closing Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case substantially in the form of Exhibit XXI annexed hereto, as such Subsidiary Pledge Agreement may
            -----------
be amended, supplemented or otherwise modified from time to time, and "Subsidiary Pledge Agreements" means all such Subsidiary Pledge Agreements, collectively.

          "Subsidiary Security Agreement" means each Subsidiary Security Agreement executed and delivered by an existing Subsidiary Guarantor on the Closing Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case substantially in the form of Exhibit XXII annexed hereto, as such Subsidiary
                             ------------
Security Agreement may be amended, supplemented or otherwise modified from time to time, and "Subsidiary Security Agreements" means all such Subsidiary Security Agreements, collectively.

          "Subsidiary Patent and Trademark Security Agreement" means each Subsidiary Patent and Trademark Security Agreement executed and delivered by an existing Subsidiary Guarantor on the Closing Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case substantially in the form of Exhibit XXIII
                                                               -------------
annexed hereto, as such Subsidiary Patent and Trademark Security Agreement may be amended, supplemented or otherwise modified from time to time, and "Subsidiary Patent and Trademark Security Agreements" means all such Subsidiary Patent and Trademark Security Agreements, collectively.

          "Swing Line Lender" means CSFB, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

          "Swing Line Loan Commitment" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

          "Swing Line Loans" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

          "Swing Line Note" means (i) the promissory note of Company issued pursuant to subsection 2.1E(ii) of the Existing Credit Agreement on the Closing Date or subsection 2.1E(ii) of this Agreement on the Effective Date, as the case may be, and (ii) any promissory note issued by Company to any successor Administrative Agent and Swing Line Lender pursuant to the last sentence of subsection 10.5B, in each case substantially in the form of Exhibit VIII annexed hereto, as it may be amended, supplemented or otherwise
   ------------
modified from time to time.

          "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be
          --------
construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

          "Tisco" has the meaning assigned to that term in the recitals hereto.

          "Tisco Acquisition" has the meaning assigned to that term in the recitals hereto.

          "Tisco Acquisition Agreement" mean that certain Asset Purchase Agreement, dated as of July 1, 1999, with respect to the Tisco Acquisition by and among Company, Tisco, CAL Properties and the shareholders of Tisco, as in effect on the Effective Date.

          "Title Company" means, collectively, one or more title insurance companies reasonably satisfactory to Administrative Agent.

          "Total Utilization of Revolving Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans
----
plus (iii) the Letter of Credit Usage.
----

          "Transaction Costs" means the fees, costs and expenses payable by Company on or before the Effective Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

          "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

          "Unreinvested Asset Sale Proceeds" means that portion, if any, of any Net Asset Sale Proceeds that have not, within 30 days prior to or 180 days after the date of receipt by Holdings or any of its Subsidiaries of such Net Asset Sale Proceeds, been invested in advance (in the case of investments during such 30-day period prior to their receipt) or reinvested by

Company and its Subsidiaries, in each case through acquisitions of fixed assets or other income-producing assets to be used in the business of Company and its Subsidiaries (which assets, if acquired prior to the date of such receipt, shall be of like kind with the assets disposed of in the applicable Asset Sale), such reinvestment to be evidenced by an Officer's Certificate, reasonably satisfactory in form and substance to Administrative Agent, delivered by Company to Administrative Agent within 180 days after the date of such receipt and demonstrating in reasonable detail the reinvestment of such Net Asset Sale Proceeds as aforesaid; provided that, in the event a Potential Event of Default
                       --------
or an Event of Default shall have occurred and be continuing at the time of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, such Net Asset Sale Proceeds shall be deemed to be Unreinvested Asset Sale Proceeds at the time of receipt thereof.

          "Unreinvested Insurance/Condemnation Proceeds" means that portion, if any, of any Net Insurance/Condemnation Proceeds that have not, within 180 days after the date of receipt by Holdings or any of its Subsidiaries of such Net Insurance/Condemnation Proceeds, been either (i) used (or committed to be used pursuant to a written construction contract or similar agreement) by Company and its Subsidiaries to repair or replace the assets in respect of which such Net Insurance/Condemnation Proceeds were received or (ii) otherwise reinvested by Company and its Subsidiaries in fixed assets or other income-producing assets to be used in the business of Company and its Subsidiaries, such repair or replacement or such reinvestment to be evidenced by an Officer's Certificate, satisfactory in form and substance to Administrative Agent, delivered by Company to Administrative Agent prior to the expiration of such 180-day period and demonstrating in reasonable detail such repair or replacement or the reinvestment of such Net Insurance/Condemnation Proceeds as aforesaid; provided
                                                                       --------
that, in the event a Potential Event of Default or an Event of Default shall have occurred and be continuing at the time of receipt by Holdings or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds, such Net Insurance/Condemnation Proceeds shall be deemed to be Unreinvested Insurance/Condemnation Proceeds at the time of receipt thereof.

          "Year 2000 Compliant" means that by October 31, 1999 all computer systems and applications owned or controlled by Holdings or any of its Subsidiaries that are material to the business and operations of Holdings and its Subsidiaries will be able to properly perform date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

1.2  Accounting Terms; Utilization of GAAP for Purposes of Calculations Under
     ------------------------------------------------------------------------
     Agreement.
     ---------

     Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii), (iii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

1.3  Other Definitional Provisions and Rules of Construction.
     -------------------------------------------------------

          A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

          B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

          C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1  Commitments; Making of Loans; the Register; Notes.
     -------------------------------------------------

          A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Holdings herein set forth, each Lender hereby severally agrees to make the Revolving Loans described in subsection 2.1A(ii) and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(iii).

               (i)   Existing Revolving Loans.  Company acknowledges and
                     ------------------------
     confirms that each Existing Lender holds Revolving Loans under the Existing Credit Agreement in the respective principal amounts outstanding as of the Effective Date set forth opposite its name on Schedule 2.1 annexed hereto
                                                   ------------
     (such Revolving Loans, the "Existing Revolving Loans"). Company hereby represents, warrants, agrees, covenants and (1) reaffirms that it is not aware of any defense, set off, claim or counterclaim against any Agent or Lender in regard to its Obligations in respect of such Existing Revolving Loans and (2) reaffirms its obligation to pay such Existing Revolving Loans in accordance with the terms and conditions of this Agreement and the other Loan Documents. Based on the foregoing, (A) Company and each Lender agree that any amounts owed (whether or not presently due and payable, and including all interest and fees accrued to the Effective Date (which shall be payable on the next Interest Payment Date with respect to the Existing Revolving Loans to which such interest relates)) by Company to Existing Lenders or in respect of the Existing Revolving Loans, shall, as of the Effective Date, be maintained as Revolving Loans hereunder. Amounts repaid or prepaid in respect of Existing Revolving Loans may be repaid and reborrowed pursuant to Section 2.1A(ii) below to but excluding the Revolving Loan Commitment Termination Date.

               (ii)  Revolving Loans.  Each Lender severally agrees, subject to
                     ---------------
     the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Effective Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. As of the Effective Date, the amount of each Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1
                                                                 ------------
     annexed hereto and the aggregate amount of the Revolving Loan Commitments is $40,000,000; provided that the Revolving Loan Commitments of Lenders
                     --------
     shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 11.1B. Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Lender's Revolving Loan
                                   --------
     Commitment shall expire immediately and without further action on July 28, 1999 if the Effective Date has not occurred on or before that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

     Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

               (iii) Swing Line Loans.  Swing Line Lender hereby agrees,
                     ----------------
     subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Effective Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that the
                                                             --------
     amount of the Swing Line Loan Commitment is subject to reduction as provided in clause (b) of the next paragraph. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all

     Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and
     --------
     without further action on July 28, 1999 if the Effective Date has not occurred on or before that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date. Anything contained herein to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the following limitations:

               (a) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect;

               (b) any reduction of the Revolving Loan Commitments which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment such that the amount thereof equals the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender; and

               (c) Swing Line Lender shall have no obligation to make any Swing Line Loans during any period when a Lender Default exists, unless Swing Line Lender has entered into arrangements satisfactory to it and Company to eliminate Swing Line Lender's risk with respect to the Defaulting Lender, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the Revolving Loans that may be required to be made to refund the applicable Swing Line Loan as contemplated by the immediately following paragraph.

          With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to subsection 2.4A(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 11.5.

          If for any reason the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

          Anything contained herein to the contrary notwithstanding, each Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject
                     --------
          to the condition that (X) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 11.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

          B. Borrowing Mechanics. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) for the purpose of repaying any Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided that Revolving
                                                         --------
Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount. Whenever Company desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 10:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. The Notice of Borrowing shall specify
(i) the proposed Funding Date (which shall be a Business Day), (ii) the amount(s) and type(s) of Loans requested, (iii) in the case of Revolving Loans, whether such Loans shall be Base Rate Loans or (in the case of Revolving Loans made after the Effective Date) Eurodollar Rate Loans, and (iv) in the case of any Revolving Loans requested to be made after the Effective Date as

Eurodollar Rate Loans, the initial Interest Period requested therefor. Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in
                 --------
writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

          Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

          Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

          C. Disbursement of Funds. All Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing.

          Each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M.(New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.2 (in the case of Loans made on the Effective Date) and 4.3 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Company at the Funding and Payment Office.

          Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

          D.   The Register.

               (i) Administrative Agent shall maintain, at its address referred to in subsection 11.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (ii) Administrative Agent shall record in the Register the Commitments and the Loans from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to
                                                     --------
     make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans.

               (iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that failure to make
                                                --------
     any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans; and provided, further that in the event of any
                           --------  -------
     inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

               (iv) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 11.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

               (v) Company hereby designates CSFB to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent CSFB serves in such capacity, CSFB and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 11.3.

          E. Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Effective Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 11.1) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Revolving Loans or Swing Line Loans, substantially in the form of Exhibit VII or Exhibit VIII annexed hereto,
                             -----------    ------------
respectively, with appropriate insertions.

2.2  Interest on the Loans.
     ---------------------

          A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Reserve Adjusted Eurodollar Rate; provided that any
                                                          --------
Revolving Loans made on the Effective Date shall initially be made as Base Rate Loans. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.


               (i) Subject to the provisions of subsections 2.2E and 2.7, the Revolving Loans shall bear interest through maturity as follows:

               (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin; or

               (b) if a Eurodollar Rate Loan, then at the sum of the Reserve Adjusted Eurodollar Rate plus the Applicable Eurodollar Rate Margin.
                              ----

               (ii) Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the Applicable Base Rate Margin for Revolving Loans.
               ----

          B. Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; provided
                                                                       --------
that:


               (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

               (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

               (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would
                              --------
     otherwise expire on a day that is not a

     Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iv) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

               (v) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

               (vi) Company may not select an Interest Period of longer than one month prior to the end of the Initial Syndication Period;

               (vii) during the Initial Syndication Period, there shall be no more than one Interest Period outstanding at any time with respect to the Revolving Loans, individually, and thereafter there shall be no more than a total of ten Interest Periods outstanding at any time with respect to the Revolving Loans, collectively; and

               (viii)in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

          C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving
           --------
Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

          D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a
                                                 --------- -------
Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

          Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued,
(iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in
                 --------
writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

          Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

          E. Post-Default Interest. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the
                  --------
expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans that are Revolving Loans, as applicable. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

          F.   Computation of Interest.  Interest on the Loans shall be computed
(i) in the case of Base Rate Loans with respect to which the Base Rate is based on the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in all other cases, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's
--------
interest shall be paid on that Loan.


2.3  Fees.
     ----

          A. Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Effective Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans and Swing Line Loans plus (ii) the Letter of Credit Usage multiplied by 0.50% per annum, such
----                                 -------------
commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day in each of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and on the Revolving Loan Commitment Termination Date.

          B. Annual Administrative Fee. Company agrees to pay to Administrative Agent an annual administrative fee in such amounts and at such times as may be agreed upon by Company and Administrative Agent from time to time.

          C. Other Fees. Company agrees to pay such other fees as may be agreed upon from time to time.

2.4  Prepayments and Reductions in Revolving Loan Commitments; General
     -----------------------------------------------------------------
     Provisions Regarding Payments; Application of Proceeds of Collateral and
     ------------------------------------------------------------------------
     Payments Under Guaranties.
     -------------------------

          A.   Prepayments and Reductions in Revolving Loan Commitments.

               (i)   Voluntary Prepayments.  Company may, upon written or
                     ---------------------
     telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount. In addition, Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided that, in the event
                                                     --------
     Company shall prepay a Eurodollar Rate Loan other than on the expiration of the Interest Period applicable thereto, Company shall, at the time of such prepayment, also pay any amount payable under subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

               (ii)  Voluntary Reductions of Revolving Loan Commitments. Company
                     --------------------------------------------------
     may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving
                --------
     Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Company's notice to Administrative Agent shall designate the date (which shall be a Business
     Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan

     Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

               (iii) Mandatory Prepayments. The Loans shall be prepaid in the
                     ---------------------
     amounts and under the circumstances set forth below (without a corresponding reduction in the Revolving Loan Commitments), all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4A(iv):

               (a)   Prepayments From Unreinvested Asset Sale Proceeds. No later
                     -------------------------------------------------
     than the first Business Day following the date on which any Net Asset Sale Proceeds become Unreinvested Asset Sale Proceeds, Company shall prepay the Loans in an aggregate amount equal to such Unreinvested Asset Sale Proceeds.

               (b)   Prepayments from Unreinvested Insurance/Condemnation
                     ----------------------------------------------------
     Proceeds. No later than the first Business Day following the date on which
     --------
     any Net Insurance/Condemnation Proceeds become Unreinvested Insurance/Condemnation Proceeds, Company shall prepay the Loans in an aggregate amount equal to such Unreinvested Insurance/Condemnation Proceeds.

               (c)   Prepayments Due to Issuance of Debt. On or prior to the
                     -----------------------------------
     first Business Day after receipt by Holdings or any of its Subsidiaries of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being "Net Debt Proceeds") from the issuance of any debt Securities of Holdings or any of its Subsidiaries after the Effective Date, Company shall prepay the Loans in an aggregate amount equal to such Net Debt Proceeds; provided that the
                                                       --------
     provisions of this subsection 2.4A(iii)(c) shall not apply to the issuance of any debt Securities permitted under subsection 7.1 as in effect on the Effective Date; and provided, further, however, that payment or acceptance
                         --------  -------  -------
     of any mandatory prepayment provided for in this subsection 2.4A(iii)(c) is not a permitted alternative to compliance with the provisions of subsection
     7.1 and shall not constitute a waiver of any Event of Default resulting from noncompliance by Holdings or Company with the terms thereof or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

               (d)   Prepayments Due to Issuance of Equity Securities. On or
                     ------------------------------------------------
     prior to the first Business Day after receipt by Company or Holdings of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being "Net Equity Proceeds") from the issuance of any equity Securities of Company or Holdings or any capital contributions made to

     Company or Holdings, Company shall prepay the Loans in an aggregate amount equal to 50% of such Net Equity Proceeds; provided that the provisions of
                                               --------
     this subsection 2.4A(iii)(d) shall not apply with respect to any Net Equity Proceeds received by Company or Holdings during any period when the Leverage Ratio as of the last day of the most recently-ended Fiscal Quarter is less than 3.5:1.

               (e)   Calculations of Net Proceeds Amounts; Additional
                     ------------------------------------------------
     Prepayments Based on Subsequent Calculations. Concurrently with any
     --------------------------------------------
     prepayment of the Loans pursuant to subsections 2.4A(iii)(a)-(d), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount (the "Net Proceeds Amount") of the applicable Unreinvested Asset Sale Proceeds, Unreinvested Insurance/Condemnation Proceeds, Net Debt Proceeds or Net Equity Proceeds that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

               (f)   Prepayments Due to Reductions or Restrictions of Revolving
                     ----------------------------------------------------------
     Loan Commitments. Company shall from time to time prepay first the Swing
     ----------------                                         -----
     Line Loans and second the Revolving Loans to the extent necessary so
                    ------
     that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

               (iv)  Application of Prepayments.
                     --------------------------

               (a)   Application of Voluntary Prepayments by Type of Loans and
                     ---------------------------------------------------------
     Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4A(i)
     -----------------
     shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans
                 --------
     to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent
             -----
     thereof, and second to repay outstanding Revolving Loans to the full extent
                  ------
     thereof.

               (b)   Application of Mandatory Prepayments by Type of Loans. Any
                     -----------------------------------------------------
     amount (the "Applied Amount") required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4A(iii)(a)-(d) shall be applied first to prepay the Swing Line Loans to the full extent thereof,
             -----
     and second, to the extent of any remaining portion of the Applied Amount,
         ------
     to prepay the Revolving Loans to the full extent thereof.

               (c)  Application of Prepayments to Base Rate Loans and Eurodollar
                    ------------------------------------------------------------
          Rate Loans. Any prepayment of Revolving Loans shall be applied first
          ----------
          to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

          B.   General Provisions Regarding Payments.

               (i)    Manner and Time of Payment. All payments by Company of
                      --------------------------
     principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

               (ii)   Application of Payments to Principal and Interest. Except
                      -------------------------------------------------
     as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

               (iii)  Apportionment of Payments. Aggregate principal and
                      -------------------------
     interest payments in respect of Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

               (iv)   Payments on Business Days. Whenever any payment to be made
                      -------------------------
     hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

               (v)  Notation of Payment. Each Lender agrees that before
                    -------------------
     disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a
     --------
     notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

          C.   Application of Proceeds of Collateral and Payments Under

Guaranties.

               (i)  Application of Proceeds of Collateral. All proceeds received
                    -------------------------------------
     by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to the terms of any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

               (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

               (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

               (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

               (ii)  Application of Payments Under Guaranties.  All payments
                     ----------------------------------------
     received by Administrative Agent under either Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

               (a) To the payment of the costs and expenses of any collection or other realization under such Guaranty, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

               (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty for the ratable benefit of the holders thereof; and

               (c) thereafter, to the extent of any excess such payments, to the payment to Holdings or the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5  Use of Proceeds.
     ---------------

          A. Existing Term Loans and Existing Revolving Loans. The proceeds of the Existing Term Loans and the Existing Revolving Loans were used for the purposes specified in the Existing Credit Agreement.

          B. Revolving Loans. The proceeds of the Revolving Loans made on the Effective Date, together with the proceeds of the Effective Date Investment and the issuance of the Senior Notes and the Holdings Units, shall be applied by Company to repay in full the outstanding principal amount of the Existing Term Loans and the PIK Sub Debt, together, in each case, with all interest and fees due and owing in respect thereof, to fund the Acquisition Financing Requirements and to pay Transaction Costs. The proceeds of any Revolving Loans made after the Effective Date and the proceeds of any Swing Line Loans shall be applied by Company for working capital and other general corporate purposes, which may include the making of inter company loans to any of Company's wholly-owned Subsidiaries, in accordance with subsection 7.1(iv), for their own working capital and general corporate purposes, including Permitted Acquisitions.

          C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6  Special Provisions Governing Eurodollar Rate Loans.
     --------------------------------------------------

          Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

          A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

          B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Reserve Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

          C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender,

(b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

          D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

          E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

          F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the Base Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each
                              --------  -------
of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

          G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7  Increased Costs; Taxes; Capital Adequacy.
     ----------------------------------------

          A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

               (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

               (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Reserve Adjusted Eurodollar Rate); or

               (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          B.   Withholding of Taxes.

               (i)  Payments to Be Free and Clear. All sums payable by Company
                    -----------------------------
     under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

               (ii) Grossing-up of Payments. If Company or any other Person is
                    -----------------------
     required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

               (a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

               (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on

          Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

               (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

               (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

     provided that no such additional amount shall be required to be paid to any
     --------
     Lender under clause (c) above except to the extent that any change after the Closing Date (in the case of each Existing Lender), after the Effective Date (in the case of each New Lender) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

               (iii)  Evidence of Exemption from U.S. Withholding Tax.
                      -----------------------------------------------

               (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Existing Lender), on or prior to the Effective Date (in the case of each New Lender) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate of Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

               (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate of Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

               (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or
          (b)(1) of this subsection 2.7B(iii); provided that if such Lender
                                               --------
          shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Existing Lender), on the Effective Date (in the case of each New Lender) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

          C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of (i) any law, rule or regulation (or any provision thereof) regarding capital adequacy or (ii) any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or that compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency that is adopted or becomes effective or applicable after the date hereof, in any such case has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8  Obligation of Lenders and Issuing Lenders to Mitigate.
     -----------------------------------------------------

          Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent it is not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions and will not otherwise result in any legal, regulatory or material economic disadvantage to such Lender, as determined by such Lender in the exercise of its reasonable discretion, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such

Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided
                                                                     --------
that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.9  Removal or Replacement of a Lender.
     ----------------------------------

          A. Anything contained in this Agreement to the contrary notwithstanding, in the event that:

               (i) (a) any Lender (an "Increased-Cost Lender") shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under subsection 2.7 or subsection 3.6, (b) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (c) such Lender shall fail to withdraw such notice within five Business Days after Company's request for such withdrawal; or

               (ii) any Lender shall be a Defaulting Lender;

then, and in each such case, Company shall have the right, at its option, to remove or replace the applicable Increased-Cost Lender or Defaulting Lender (the "Terminated Lender") to the extent permitted by subsection 2.9B.

          B. Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so:

               (i) elect to (a) terminate the Revolving Loan Commitment, if any, of such Terminated Lender upon receipt by such Terminated Lender of such notice and (b) prepay on the date of such termination any outstanding Loans made by such Terminated Lender, at par, together with accrued and unpaid interest thereon and any other amounts payable to such Terminated Lender hereunder pursuant to subsection 2.6, subsection 2.7 or subsection
     3.6 or otherwise; provided that, in the event such Terminated Lender has
                       --------
     any Loans outstanding at the time of such termination, the written consent of Administrative Agent and Requisite Lenders (which consent shall not be unreasonably withheld or delayed) shall be required in order for Company to make the election set forth in this clause (i); or

               (ii) elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, at par, and its Revolving Loan Commitment, if any, in full to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of subsection 11.1B (it being understood that neither Administrative Agent nor such Terminated Lender shall have any obligation to solicit or otherwise identify any potential Replacement Lender); provided that, on the
                                                           --------
     date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to subsection 2.6, subsection 2.7 or subsection
     3.6 or otherwise as if it were a prepayment; and provided, further that, if
                                                      --------  -------
     such Terminated Lender fails to enter into an Assignment Agreement with any applicable Replacement Lender in accordance with the provisions of subsection 11.1B as contemplated by the foregoing provisions of this subsection 2.9B(ii), it shall be deemed to have so entered into such Assignment Agreement;

provided that Company may not make either of the elections set forth in clauses
--------
(i) or (ii) above with respect to any Terminated Lender that is an Issuing Lender unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued by such Issuing Lender to be cancelled or replaced.

          C. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender's Revolving Loan Commitment, if any, pursuant to clause (i) of subsection 2.9B, (i) Schedule 2.1 shall be deemed
                                                    ------------
modified to reflect any corresponding changes in the Revolving Loan Commitments and (ii) such Terminated Lender shall no longer constitute a "Lender" for purposes of this Agreement; provided that any rights of such Terminated Lender
                            --------
to indemnification under this Agreement (including under subsections 2.6D, 2.7, 3.6, 10.2 and 10.3) shall survive as to such Terminated Lender.

Section 3.     LETTERS OF CREDIT

3.1  Issuance of Letters of Credit and Lenders' Purchase of Participations
     ---------------------------------------------------------------------
Therein.
-------

          A.   Letters of Credit. Company acknowledges and confirms that
Schedule 3.1 annexed hereto sets forth each letter of credit issued under the
------------
Existing Credit Agreement and outstanding as of the Effective Date (collectively, the "Existing Letters of Credit"). Company hereby represents, warrants, agrees, covenants and (a) reaffirms that it is not aware of any defense, set off, claim or counterclaim against any Agent or Lender in regard to its Obligations in respect of such Existing Letters of Credit and (b) reaffirms its obligation to reimburse the applicable Issuing Lenders for honored drawings under such Existing Letters of Credit in accordance with the terms and conditions of this Agreement and the other Loan Documents applicable to Letters of Credit issued hereunder. Based on the foregoing, Company and each Lender agrees that (1) each Existing Letter of Credit which is a Standby Letter of Credit shall, as of the Effective Date, be deemed for all purposes of this Agreement to be a Standby Letter of

Credit issued hereunder, and (2) each Existing Letter of Credit which is a Commercial Letter of Credit shall, as of the Effective Date, be deemed for all purposes of this Agreement to be a Commercial Letter of Credit issued hereunder. In addition to Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(ii) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(iii), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Effective Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Lenders issue Letters of Credit for the account of Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Lender
                     --------
issue (and no Lender shall issue):

               (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

               (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $7,500,000;

               (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause
                               --------
     (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; provided, further that such
                                               --------  -------
     Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 11.6) at the time such Issuing Lender must elect whether or not to allow such extension; and provided, further that such Issuing Lender shall give (1) prompt written
     --------  -------
     notice to Company of any election not to extend such Standby Letter of Credit in accordance with the immediately preceding proviso and (2) 30 days' prior written notice of any other election not to extend such Standby Letter of Credit;

               (iv)   any Commercial Letter of Credit having an expiration date
     (a) later than the earlier of (X) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (Y) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion;

               (v) any Letter of Credit denominated in a currency other than Dollars;

     or

               (vi) any Letter of Credit during any period when a Lender Default exists, unless each Issuing Lender has entered into arrangements satisfactory to it and Company to eliminate such Issuing Lender's risk with respect to the Defaulting Lender, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the Letter of Credit Usage (after giving effect to the issuance of the proposed Letter of Credit).

          B.   Mechanics of Issuance.

               (i)    Notice of Issuance.  Whenever Company desires the issuance
                      ------------------
     of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III
                                                               -----------
     annexed hereto no later than 12:00 Noon (New York City time) at least five Business Days (or such shorter period as may be agreed to by the Issuing Lender in any particular instance) in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the face amount of the Letter of Credit, (d) the expiration date of the Letter of Credit, (e) the name and address of the beneficiary, and (f) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require
     --------
     changes in the text of the proposed Letter of Credit or any such documents; and provided, further that no Letter of Credit shall require payment
         --------  -------
     against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

               Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

               (ii)   Determination of Issuing Lender.  Upon receipt by
                      -------------------------------
     Administrative Agent of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Lender to issue such Letter of Credit by delivering to such Lender a copy of the applicable Notice of Issuance of Letter of Credit. Any Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Lender which so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent's outstanding Revolving Loans and Swing Line Loans, may exceed Administrative Agent's Revolving Loan Commitment then in effect.

               (iii)  Issuance of Letter of Credit. Upon satisfaction or waiver
                      ----------------------------
     (in accordance with subsection 11.6) of the conditions set forth in subsection 4.4, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures (any such issuance by Administrative Agent being effected through the Funding and Payment Office), and upon its issuance of such Letter of Credit the Issuing Lender shall promptly notify Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit.

               (iv)   Reports to Lenders.  Within 30 days after the end of each
                      ------------------
     calendar quarter ending after the Effective Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, each Issuing Lender shall deliver to Administrative Agent and Administrative Agent shall deliver to each Lender a report setting forth for such calendar quarter the daily maximum amount available to be drawn under the Letters of Credit that were outstanding during such calendar quarter.

          C. Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2  Letter of Credit Fees.
     ---------------------

          Company agrees to pay the following amounts to each Issuing Lender with respect to Letters of Credit issued by it for the account of Company:

               (i) with respect to each Letter of Credit, (a) a fronting fee equal to 0.25% per annum of the daily maximum amount available to be drawn under such Letter of Credit and (b) a Letter of Credit fee equal to the product of (1) the then Applicable Eurodollar Rate Margin with respect to Revolving Loans and (2) the daily maximum amount available to be drawn under such Letter of Credit, in each case payable in arrears on and to the last Business Day in each of March, June, September and December of each year, commencing the Effective Date, and computed on the basis of a 360-day year for the actual number of days elapsed; and

               (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by such Issuing Lender of any amount described in clause (i)(b) of this subsection 3.2, such Issuing Lender shall distribute to each other Lender its Pro Rata Share of such amount.

3.3  Drawings and Reimbursement of Amounts Paid Under Letters of Credit.
     ------------------------------------------------------------------

          A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

          B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that, anything contained
                                             --------
in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 10:00 A.M.

(New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.3B, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided, further that if for any reason
                                        --------  -------
proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.
Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

          C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

               (i)  Payment by Lenders.  In the event that Company shall fail
                    ------------------
     for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share. Each Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Lender fails to make available to such Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such

     Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

               (ii)  Distribution to Lenders of Reimbursements Received From
                     -------------------------------------------------------
     Company. In the event any Issuing Lender shall have been reimbursed by
     -------
     other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

          D.   Interest on Amounts Paid Under Letters of Credit.

               (i)   Payment of Interest by Company.  Company agrees to pay to
                     ------------------------------
     each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

               (ii)  Distribution of Interest Payments by Issuing Lender.
                     ---------------------------------------------------
     Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4  Obligations Absolute.
     --------------------

          The obligation of Company to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

               (i) any lack of validity or enforceability of any Letter of Credit;

               (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

               (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

               (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

               (vi) any breach of this Agreement or any other Loan Document by any party thereto;

               (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

               (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the
--------
applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5  Indemnification; Nature of Issuing Lenders' Duties.
     --------------------------------------------------

          A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

          B. Nature of Issuing Lenders' Duties. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

          Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6  Increased Costs and Taxes Relating to Letters of Credit.
     -------------------------------------------------------

          Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Issuing Lender or Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

               (i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

               (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender; or

               (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 4.     CONDITIONS TO LOANS AND LETTERS OF CREDIT

          The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1  Conditions to Existing Term Loans, Existing Revolving Loans and Letters of
     --------------------------------------------------------------------------
Credit.
------

     The conditions to the making of the Existing Term Loans, the Existing Revolving Loans and the issuance of the Existing Letters of Credit have been satisfied.


4.2  Conditions to Revolving Loans to be made on the Effective Date.
     --------------------------------------------------------------

          The obligations of Lenders to make the Revolving Loans to be made on the Effective Date are, in addition to the conditions precedent specified in subsection 4.3, subject to prior or concurrent satisfaction of the following conditions:

          A. Loan Party Documents. On or before the Effective Date, Holdings and Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Effective Date:

               (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and, as requested by the Administrative Agent, each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Effective Date;

               (ii) Copies of the Bylaws of such Person, certified as of the Effective Date by such Person's corporate secretary or an assistant secretary;

               (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party, certified as of the Effective Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

               (iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

               (v) Executed originals of the Loan Documents to which such Person is a party; and

               (vi) Such other documents as Administrative Agent may reasonably request.

          B. No Material Adverse Effect. Since December 31, 1998, no Material Adverse Effect (in the good faith opinion of Administrative Agent) shall have occurred.

          C.   Corporate and Capital Structure, Ownership, Management, Etc.

               (i)    Corporate Structure. The corporate organizational
                      -------------------
     structure of Holdings and its Subsidiaries as of the Effective Date, both before and after giving effect to the 1999 Acquisitions and the other transactions contemplated hereby to occur on the Effective Date, shall be as set forth on Schedule 4.2C annexed hereto.
                     -------------

               (ii)   Capital Structure and Ownership. The capital structure and
                      -------------------------------
     ownership of Holdings and Company as of the Effective Date, both before and after giving effect to the 1999 Acquisitions and the other transactions contemplated hereby to occur on the Effective Date, shall be as set forth on Schedule 4.2C annexed hereto.
        -------------

               (iii)  Management. The management of Holdings and Company as of
                      ----------
     the Effective Date, both before and after giving effect to the 1999 Acquisitions and the other transactions contemplated hereby to occur on the Effective Date, shall be as set forth on Schedule 4.2C annexed hereto.
                                              -------------

          D. Effective Date Investment; Issuance of Holdings Units and Senior Notes.

               (i)    Effective Date Investment.  Holdings shall have received
                      -------------------------
     aggregate cash proceeds of not less than $25,000,000 from the issuance of $6,600,000 of Holdings Common Stock and $18,400,000 of New Holdings Preferred to MDCP.

               (ii)   Holdings Units.  On or before the Effective Date, Holdings
                      --------------
     shall have received gross cash proceeds of not less than $25,000,000 from the issuance of the Holdings Units.

               (iii)  Senior Notes.  On or before the Effective Date, Company
                      ------------
     shall have received gross cash proceeds of not less than $130,000,000 from the issuance of the Senior Notes.

               (iv)   Use of Proceeds.  Company shall have provided evidence
                      ---------------
     satisfactory to Administrative Agent that the proceeds of the debt and equity capitalization of Holdings and Company described in the immediately preceding clauses (i) and (ii) have been irrevocably committed, prior to the application of the proceeds of the Revolving Loans to be made on the Effective Date, to the repayment of a portion of the Existing Term Loans and the PIK Sub Debt and the payment of a portion of the Acquisition Financing Requirements and the Transaction Costs.

          E. Related Agreements. Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, and each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent and Requisite Lenders.

          F. Existing Term Loans. On the Effective Date, Company shall have repaid in full the Existing Term Loans.

          G. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Holdings and Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the 1999 Acquisitions, the other transactions contemplated by the Loan Documents and the Related Agreements, and the continued operation of the business conducted by Holdings and its Subsidiaries in substantially the same manner as conducted prior to the consummation of the 1999 Acquisitions, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on any of the 1999 Acquisitions or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

          H.   Consummation of the Effective Date Acquisitions.

               (i) All conditions to (a) the Central Fabricators Acquisition, as set forth in Articles VII and VIII of the Central Fabricators Acquisition Agreement, and (b) the Tisco Acquisition, as set forth in Articles 10 and 11 of the Tisco Acquisition Agreement, shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and Requisite Lenders;

               (ii) each of the Effective Date Acquisitions shall have become effective in accordance with the terms of the applicable Effective Date Acquisition Agreement;

               (iii) the aggregate cash consideration paid to the holders of equity interests in Central Fabricators in connection with the Central Fabricators Acquisition shall not exceed $29,000,000;

               (iv) the aggregate cash consideration paid to Tisco in connection with the Tisco Acquisition shall not exceed $39,500,000;

               (v) Transaction Costs shall not exceed $8,000,000, and Administrative Agent shall have received evidence to its satisfaction to such effect; and

               (vi) Administrative Agent shall have received an Officer's Certificate of Company to the effect set forth in clauses (i)-(v) above and stating that Company will proceed to consummate the Effective Date Acquisitions immediately upon the making of the initial Loans.

          I. Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied pursuant to Loan Documents and filings made prior to the Effective Date pursuant to the Existing Credit Agreement, Administrative Agent shall have received evidence satisfactory to it that Holdings, Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

               (i)    Schedules to Collateral Documents.  Delivery to
                      ---------------------------------
     Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents.

               (ii)   Stock Certificates and Instruments.  Delivery to
                      ----------------------------------
     Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all capital stock pledged pursuant to the Holdings Pledge Agreement, the Company Pledge Agreement and the Subsidiary Pledge Agreements and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

               (iii)  Lien Searches and UCC Termination Statements.  Delivery
                      --------------------------------------------
     to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

               (iv)   UCC Financing Statements and Fixture Filings.  Delivery
                      --------------------------------------------
     to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

               (v)    PTO Cover Sheets, Etc.  Delivery to Administrative Agent
                      ---------------------
     of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any IP Collateral; and

               (vi)   Opinions of Local Counsel.  Delivery to Administrative
                      -------------------------
     Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as

     Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

          J. Environmental Reports. Administrative Agent shall have received reports or other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to Holdings and its Subsidiaries and the Facilities.

          K. Financial Statements; Pro Forma Balance Sheet. On or before the Effective Date, Lenders shall have received from Company (i) audited financial statements of Holdings and its Subsidiaries for Fiscal Years 1997 and 1998, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Years, (ii) unaudited financial statements of Holdings and its Subsidiaries as at June 30 1999, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for the six-month period ending on such date, all in reasonable detail and certified by the chief financial officer of Holdings and Company that they fairly present the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (iii) pro forma consolidated balance sheets of Holdings and its Subsidiaries as at the Effective Date, prepared in accordance with GAAP and reflecting the consummation of the 1999 Acquisitions, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and Lenders.

          L. Solvency Assurances. On the Effective Date, Administrative Agent and Lenders shall have received a Financial Condition Certificate dated the Effective Date, substantially in the form of Exhibit XIV annexed hereto and with
                                             -----------
appropriate attachments, demonstrating that, after giving effect to the consummation of the 1999 Acquisitions, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, Company will be Solvent.

          M. Evidence of Insurance. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

          N. Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Kirkland & Ellis, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Effective Date and setting forth substantially the matters in the opinions designated in Exhibit X annexed hereto and as to such
                                      ---------
other matters as Administrative Agent acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Administrative Agent that Company has requested such counsel to deliver such opinions to Lenders.

          O. Opinions of Administrative Agent's Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Administrative Agent, dated as of the Effective Date, substantially in the form of Exhibit XI annexed hereto
                                                       ----------
and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request.

          P. Opinions of Counsel Delivered Under Related Agreements. Administrative Agent and its counsel shall have received copies of each of the opinions of counsel delivered to the parties under the Related Agreements, together with a letter from each such counsel (to the extent not inconsistent with such counsel's established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders.

          Q. Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Effective Date referred to in subsection 2.3.

          R. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Effective Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Requisite Lenders.

          S. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

          T. Repayment of Swing Line Loans. On the Effective Date, immediately before and after giving effect to any borrowings hereunder on such date, no Swing Line Loans shall be outstanding.

          U. No Event of Default. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that immediately prior to the Effective Date, no event has occurred and is continuing that would constitute an Event of Default or Potential Event of Default under the Existing Credit Agreement.

          V. Reallocation of Pro Rata Shares. On the Effective Date, each Lender that will have a greater Pro Rata Share of the Revolving Loan Commitments on the Effective Date than its Pro Rata Share of the Revolving Loan Commitments on (under and as defined in the Existing Credit Agreement) immediately prior to the Effective Date (including any Lender not party to the Existing Credit Agreement immediately prior to the Effective Date) (each a "Purchasing Lender"), without executing an Assignment Agreement, shall be deemed to have automatically purchased assignments pro rata from each Lender that will have a smaller Pro Rata Share upon the Effective Date (a "Selling Lender") in all such Selling Lenders' rights and obligations under this Agreement and the other Loan Documents, with respect to Revolving Loan Commitments and Existing Revolving Loans (collectively, except as set forth below, the "Assigned Rights and Obligations") so that, after giving effect to such assignments, each Lender shall have its respective Pro Rata Share as set forth in Schedule 2.1 of the
                                                         ------------
Assigned Rights and Obligations. Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of Loans and without recourse, representation or warranty, except that, each Selling Lender shall be deemed to represent and warrant to each Purchasing Lender that the Assigned Rights and Obligations of such Selling Lender are not subject to any Liens created by that Selling Lender.

     Administrative Agent shall calculate the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Effective Date. Each Purchasing Lender required to make a payment shall make the net amount of its required payment available to Administrative Agent, in same day funds, at the Funding and Payment Office not later than 12:00 p.m. (New York time) on the Effective Date. Administrative Agent shall distribute on the Effective Date the proceeds of such amounts to the Selling Lenders entitled to receive payments, pro rata in proportion to the amount each Selling Lender is entitled to receive at the primary address set forth below such Selling Lender's name on the signature pages hereof or at such other address as such Selling Lender may request in writing to Administrative Agent.

4.3  Conditions to All Loans.
     -----------------------

          The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

          A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of

Company or by any officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

          B.   As of that Funding Date:

               (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

               (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

               (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

               (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

               (v) The making of the Loans requested on such Funding Date shall not violate any law including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

               (vi) There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Administrative Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect.

4.4. Conditions to Letters of Credit.
     -------------------------------

            The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

            A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

            B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

            C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.3B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.  REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND COMPANY

            In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, each of Holdings and Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1  Organization, Powers, Qualification, Good Standing, Business and
     ----------------------------------------------------------------
Subsidiaries.
------------

          A. Organization and Powers. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as specified in Schedule 5.1 annexed hereto. Each
                                              ------------
Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

          B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

          C. Conduct of Business. Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged by them in pursuant to subsection 7.13.

          D. Subsidiaries. All of the Subsidiaries of Holdings are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from
   ------------                         ------------
time to time pursuant to the provisions of subsection 6.1(xvii). The capital stock of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed
                                                            ------------
hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so
                                           ------------
supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. Schedule 5.1 annexed
                                                          ------------
hereto (as so supplemented) correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

5.2  Authorization of Borrowing, etc.
     -------------------------------

          A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

          B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its

Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Lenders.

          C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

          D. Binding Obligation. Each of the Loan Documents and Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          E. Valid Issuance of Holdings Common Stock, New Holdings Preferred, Holdings Discount Debentures and Senior Notes.

               (i)    Holdings Common Stock and New Holdings Preferred.  The
                      ------------------------------------------------
     Holdings Common Stock (including the Holdings Common Stock that comprises a portion of the Holdings Units) and New Holdings Preferred sold or to be sold on or before the Effective Date, when issued and delivered, will be duly and validly issued, fully paid and nonassessable. No stockholder of Holdings has or will have any preemptive rights to subscribe for any additional equity Securities of Holdings. The issuance and sale of such Holdings Common Stock and New Holdings Preferred, upon such issuance and sale, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

               (ii)   Holdings Discount Debentures.  Holdings has the
                      ----------------------------
     corporate power and authority to issue the Holdings Discount Debentures. The Holdings Discount Debentures, when issued and paid for, will be the legally valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Holdings Discount Debentures, when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

               (iii)  Senior Notes.  Company has the corporate power and
                      ------------
     authority to issue the Senior Notes. The Senior Notes, when issued and paid for, will be the legally valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Senior Notes, when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

5.3  Financial Condition.
     -------------------

          Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheets of Holdings and its Subsidiaries as at December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for the Fiscal Years then ended and (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at June 30, 1999 and the related unaudited consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for the six months then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Holdings nor any of its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries.

5.4  No Material Adverse Change; No Restricted Payments.
     --------------------------------------------------

          Since December 31, 1998, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted by subsection 7.5.

5.5  Title to Properties; Liens; Real Property .
     -----------------------------------------

          A.   Title to Properties; Liens.  Holdings and its Subsidiaries have
(i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

          B.   Real Property.  As of the Effective Date, Schedule 5.5 annexed
                                                         ------------
hereto contains a true, accurate and complete list of (i) all Fee Properties and Leasehold Properties and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5 annexed hereto, each
                                      ------------
agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

5.6  Litigation; Adverse Facts.
     -------------------------

          There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental
Laws), which violation, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7  Payment of Taxes.
     ----------------

          Except to the extent permitted by subsection 6.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Holdings or any of its

Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such
                                                         --------
reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8  Performance of Agreements; Materially Adverse Agreements; Material
     ------------------------------------------------------------------
Contracts.
---------

          A. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

          B. Neither Holdings nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          C.   Schedule 5.8 contains a true, correct and complete list of all
               ------------
the Material Contracts in effect on the Effective Date.  Except as described on
Schedule 5.8, all such Material Contracts are in full force and effect and no
------------
material defaults currently exist thereunder.

5.9  Governmental Regulation.
     -----------------------

          Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10 Securities Activities.
     ---------------------

          A. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

          B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Holdings or Company only or of Holdings and its Subsidiaries or Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Holdings or Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 9.2, will be Margin Stock.

5.11 Employee Benefit Plans.
     ----------------------

          A. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan (in each case except where the failure to so comply or perform, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect). Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a current determination letter from the Internal Revenue Service stating that it is so qualified and, to the knowledge of Company, no event has occurred since the date of such determination that would adversely affect such determination (in each case except where the failure to be so qualified, or the occurrence of any such event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect).

          B. No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee
                                       -------------
Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

          D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), is not material.

          E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, is not material.

5.12 Certain Fees.
     ------------

          No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13 Environmental Protection.
     ------------------------

          A. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          B. Neither Holdings nor any of its Subsidiaries has received any letter or other written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
(S) 9604) or any comparable state law, in each case except with respect to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          C. There are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          D. Neither Holdings nor any of its Subsidiaries nor, to Company's knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings' or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;, except where such past or present treatment, or such generation, transportation, treatment, storage or disposal, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          E. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

          F. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.14 Employee Matters.
     ----------------

          There is no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.15 Solvency.
     --------

          Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16 Matters Relating to Collateral.
     ------------------------------

          A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

          B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

          C. Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

          D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

          E. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17 Related Agreements.
     ------------------

          Company has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

5.18 Disclosure.
     ----------

          No representation or warranty of Holdings or any of its Subsidiaries contained in the Confidential Information Memorandum or in any Loan Document or Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 6.  AFFIRMATIVE COVENANTS OF HOLDINGS AND COMPANY

          Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its respective Subsidiaries to perform, all covenants in this Section 6.

6.1  Financial Statements and Other Reports.
     --------------------------------------

          Holdings and Company will maintain, and will cause each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

               (i)    Monthly Financials:  as soon as available and in any event
                      ------------------
     within 30 days after the end of each month ending after the Effective Date,
     (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of Holdings and Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such month and for the period from the beginning of the then current Fiscal Year to the end of such month;

               (ii)   Quarterly Financials:  as soon as available and in any
                      --------------------
     event within 45 days after the end of each Fiscal Quarter, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings and Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

               (iii)  Year-End Financials:  as soon as available and in any
                      -------------------
     event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Holdings and Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its

     Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

               (iv)   Officer's and Compliance Certificates:  together with
                      -------------------------------------
     each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivisions (i), (ii) and (iii) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period, and (c) with respect to any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds received by Company or any of its Subsidiaries during the second Fiscal Quarter immediately preceding the Fiscal Quarter in which the applicable accounting period ends, whether or not all or any portion of such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds shall have become Unreinvested Asset Sale Proceeds or Unreinvested Insurance/Condemnation Proceeds, as the case may be;

               (v)    Reconciliation Statements:  if, as a result of any change
                      -------------------------
     in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of Holdings and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Holdings and Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

               (vi)   Accountants' Certification:  together with each delivery
                      --------------------------
     of consolidated financial statements of Holdings and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by
                        --------
     reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

               (vii)  Accountants' Reports:  promptly upon receipt thereof
                      --------------------
     (unless restricted by applicable professional standards), copies of all reports submitted to Holdings or Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

               (viii) SEC Filings and Press Releases:  promptly upon their
                      ------------------------------
     becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or Company to their respective security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

               (ix)   Events of Default, etc.:  promptly upon any officer of
                      -----------------------
     Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 9.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Holdings or Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Holdings or Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Holdings or Company has taken, is taking and proposes to take with respect thereto;

               (x)    Litigation or Other Proceedings:  promptly upon any
                      -------------------------------
     officer of Company obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Company to Lenders or (b) any material development in any Proceeding that, in any case:

               (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

               (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

               (xi)   ERISA Events:  promptly upon becoming aware of the
                      ------------
     occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

               (xii)  ERISA Notices:  with reasonable promptness, copies of (a)
                      -------------
     each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

               (xiii) Financial Plans:  as soon as practicable and in any event
                      ---------------
     no later than the end of each Fiscal Year, a consolidated plan and financial forecast for the immediately succeeding Fiscal Year (the "Financial Plan" for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, together with a pro forma Compliance Certificate for such Fiscal Year and
                     --- -----
     an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) the amount of forecasted unallocated overhead for such Fiscal Year, and (d) such other information and projections as any Lender may reasonably request;

               (xiv)  Insurance:  as soon as practicable after any decision by
                      ---------
     Holdings or any of its Subsidiaries to implement a material change in the insurance coverage maintained or to be maintained by Holdings or any of its Subsidiaries (including any material change in the extent of self-insurance maintained or to be maintained by Holdings or any of its Subsidiaries), a report in form and substance reasonably satisfactory to Administrative Agent outlining such change;

               (xv)   Board of Directors:  with reasonable promptness, written
                      ------------------
     notice of any change in the Board of Directors of Holdings or Company;

               (xvi)   New Subsidiaries:  promptly upon any Person becoming a
                       ----------------
     Subsidiary of Holdings, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Holdings and (b) all of the data required to be set forth in Schedule 5.1 annexed
                                                         ------------
     hereto with respect to all Subsidiaries of Holdings (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed
                                                            ------------
     hereto for all purposes of this Agreement;

               (xvii)  Material Contracts:  promptly, and in any event within
                       ------------------
     ten Business Days after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

               (xviii) UCC Search Report:  As promptly as practicable after
                       -----------------
     the date of delivery to Administrative Agent of any UCC financing statement executed by any Loan Party pursuant to subsection 4.2I or 6.8A, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statement and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Administrative Agent by or on behalf of Company or such Loan Party; and

               (xix)  Other Information:  with reasonable promptness, such
                      -----------------
     other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2  Corporate Existence, etc.
     ------------------------

          Except as permitted under subsection 7.7, Holdings and Company will, and will cause each of their respective Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided, however that neither Company nor
                                     --------  -------
any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3  Payment of Taxes and Claims; Tax Consolidation.
     ----------------------------------------------

          A. Each of Holdings and Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in
--------
good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and
(2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

          B. Neither Holdings nor Company will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

6.4  Maintenance of Properties; Insurance.
     ------------------------------------

          A. Maintenance of Properties. Each of Holdings and Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings or any of its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

          B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $100,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

6.5  Inspection Rights; Lender Meeting.
     ---------------------------------

          A. Inspection Rights. Holdings and Company shall, and shall cause each of their respective Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Holdings or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

          B. Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6  Compliance with Laws, etc.
     -------------------------

          Each of Holdings and Company shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

6.7  Environmental Review and Investigation, Disclosure, Etc.; Company's Actions
     ---------------------------------------------------------------------------
     Regarding Hazardous Materials Activities, Environmental Claims and
     ------------------------------------------------------------------
     Violations of Environmental Laws.
     --------------------------------

          A. Environmental Review and Investigation. Company agrees that Administrative Agent may, from time to time and in its reasonable discretion,
(i) retain, at Company's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Company and delivered to Administrative Agent and Lenders pursuant to subsection 6.7B(i), and (ii) in the event (a) Administrative Agent reasonably believes that Company has breached any representation, warranty or covenant contained in subsection 5.6, 5.13, 6.6 or
6.7 or that there has been a material violation of Environmental Laws at any Facility or by Holdings or any of its Subsidiaries at any other location, which breach or violation, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) an Event of Default has occurred and is continuing, conduct its own investigation, which shall be reasonable in scope under all relevant circumstances, of any Facility currently owned, leased, operated or used by Holdings or any of its Subsidiaries. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Company, Administrative Agent and Lenders hereby acknowledge and agree that (1) any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7A will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents, and
(2) any such report, and the contents thereof, shall be held on a confidential basis in accordance with the provisions of subsection 11.19 applicable to non-public information identified by Company as confidential. Administrative Agent agrees to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (x) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Company's use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Company, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

          B. Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

               (i)   Environmental Audits and Reports. As soon as practicable
                     --------------------------------
     following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

               (ii)  Notice of Certain Releases, Remedial Actions, Etc. Promptly
                     -------------------------------------------------
     upon the occurrence thereof, written notice describing in reasonable detail
     (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, which Release has a reasonable possibility of giving rise to a Material Adverse Effect, or (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect.

               (iii) Written Communications Regarding Environmental Claims,
                     -----------------------------------------------------
     Releases, Etc. As soon as practicable following the sending or receipt
     -------------
     thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, which Release has a reasonable possibility of giving rise to a Material Adverse Effect, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity, which responsibility has a reasonable possibility of giving rise to a Material Adverse Effect.

               (iv)  Notice of Certain Proposed Actions Having Environmental
                     -------------------------------------------------------
     Impact. Prompt written notice describing in reasonable detail (a) any
     ------
     proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (1) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect, in any manner which could reasonably be expected to give rise to a Material Adverse Effect, the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (v)   Other Information. With reasonable promptness, such other
                     -----------------
     documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.

          C. Company's Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

               (i)   Remedial Actions Relating to Hazardous Materials
                     ------------------------------------------------
     Activities. Each of Company and Holdings shall promptly undertake, and
     ----------
     shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on or under any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations unless the failure to so comply could not reasonably be expected to have a Material Adverse Effect. In the event Holdings or any of its Subsidiaries undertakes any such action with respect to any Hazardous Materials, Holdings or such Subsidiary shall conduct and complete such action in compliance in all material respects with all applicable Environmental Laws and in accordance in all material respects with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Holdings' or such Subsidiary's liability with respect to such Hazardous Materials Activity is being contested in good faith by Holdings or such Subsidiary.

               (ii)  Actions with Respect to Environmental Claims and Violations
                     -----------------------------------------------------------
     of Environmental Laws. Each of Holdings and Company shall promptly take,
     ---------------------
     and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Holdings or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.8  Execution of Subsidiary Guaranty and Personal Property Collateral Documents
     ---------------------------------------------------------------------------
     by Certain Subsidiaries and Future Subsidiaries.
     -----------------------------------------------

          A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Domestic Subsidiary after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and a Subsidiary Pledge Agreement, a Subsidiary Security Agreement and a Subsidiary Patent and Trademark Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.2I) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.

          B. Subsidiary Charter Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents,
(c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

6.9  Conforming Leasehold Interests; Matters Relating to Additional Real
     -------------------------------------------------------------------
     Property Collateral.
     -------------------

          A. Notice of Acquisition of Real Property Assets. As promptly as practicable, and in any event no later than the date of acquisition by Company or any of its Subsidiaries of any Fee Property or Leasehold Property, Company shall deliver written notice to Administrative Agent of such acquisition.

          B. Conforming Leasehold Interests. If Company or any of its Subsidiaries acquires any Leasehold Property, Company shall, or shall cause such Subsidiary to, use its best efforts (without requiring Company or such Subsidiary to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord's out-of-pocket costs, including attorneys fees) to cause such Leasehold Property to be a Conforming Leasehold Interest.

          C.   Mortgages, Etc. Each Real Property Asset listed on Schedule 6.9C
                                                                  -------------
annexed hereto (excluding any such Real Property Asset consisting of a Leasehold Property the encumbrancing of which requires the consent of the applicable lessor, where Company is unable, after using its best efforts (without requiring Company to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord's out-of-pocket costs, including attorneys fees) to obtain such lessor's consent) shall be a "Scheduled Post-Effective Date Mortgaged Property". In addition, from and after the Effective Date, in the event that (i) Company has not sold the Hubbardston Property on or before the twelve-month anniversary of the Effective Date, (ii) Company or any Subsidiary Guarantor acquires any Fee Property or any Material Leasehold Property, or (iii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any Fee Property or any Material Leasehold Property, in any case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or (in the case of clause (iii) above) then-existing senior lienholder, where Company and its Subsidiaries are unable to obtain such lessor's or senior lienholder's consent, any such non-excluded Real Property Asset described in the foregoing clause (i), (ii) or (iii) of this sentence shall be an "Additional Mortgaged Property". Company or such Subsidiary Guarantor shall deliver to Administrative Agent, within 45 days after the Effective Date (in the case of each Scheduled Post-Effective Date Mortgaged Property) or as soon as practicable after such twelve-month anniversary (in the case of the Hubbardston Property) or as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor (in the case of any other Additional Mortgaged Property) the following:

          (i)   Mortgage. A fully executed and notarized Mortgage (each, an
                --------
     "Additional Mortgage"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in the applicable Additional Mortgaged Property;

          (ii)  Opinions of Counsel. (a) A favorable opinion of counsel to such
                -------------------
     Loan Party, in form and substance satisfactory to Administrative Agent and its counsel, as to the due authorization, execution and delivery by such Loan Party of such Additional Mortgage and such other matters as Administrative Agent may reasonably request, and (b) if required by Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of such Additional Mortgage and such other matters (including any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

          (iii) Landlord Consent and Estoppel; Recorded Leasehold Interest. In
                ----------------------------------------------------------
     the case of an Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

          (iv)  Title Insurance. (a) If required by Administrative Agent, an
                ---------------
     ALTA mortgagee title insurance policy or an unconditional commitment therefor (an "Additional Mortgage Policy") issued by the Title Company with respect to such Additional Mortgaged Property, in an amount satisfactory to Administrative Agent, insuring fee simple title to, or a valid leasehold interest in, such Additional Mortgaged Property vested in such Loan Party and assuring Administrative Agent that such Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on such Additional Mortgaged Property, subject only to a standard survey exception in the event a survey is not required to be delivered with respect to such Additional Mortgaged Property pursuant to subsection 6.9C(vii), which Additional Mortgage Policy (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

          (v)    Title Report. If no Additional Mortgage Policy is required with
                 ------------
     respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 90 days prior to the date such Additional Mortgage is to be recorded and satisfactory in form and substance to Administrative Agent;

          (vi)   Copies of Documents Relating to Title Exceptions. Copies of all
                 ------------------------------------------------
     recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or title report delivered pursuant to clause (v) or (vi) above;

          (vii)  Surveys. If required by Administrative Agent in the case of any
                 -------
     Additional Mortgaged Property consisting of a Fee Property, a survey with respect to such Additional Mortgaged Property dated not more than six months prior to the date such Additional Mortgage is to be recorded and reasonably satisfactory in form and substance to Administrative Agent;

          (viii) Matters Relating to Flood Hazard Properties. (a) Evidence,
                 -------------------------------------------
     which may be in the form of a letter from an insurance broker or a municipal engineer, as to (1) whether such Additional Mortgaged Property is a Flood Hazard Property and (2) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party's written acknowledgment of receipt of written notification from Administrative Agent (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Additional Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

          (ix)   Environmental Audit. If required by Administrative Agent,
                 -------------------
     reports and other information, in form, scope and substance satisfactory to Administrative Agent and prepared by environmental consultants satisfactory to Administrative Agent, concerning any environmental hazards or liabilities to which Company or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property.

          D. Real Estate Appraisals. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

6.10  Year 2000 Compliance.
      --------------------

          No later than October 31, 1999, Company shall perform all acts reasonably necessary to ensure that Holdings and its Subsidiaries become Year 2000 Compliant. Such acts shall include, to the extent reasonably necessary in order for Holdings and its Subsidiaries to become Year 2000 Compliant, performing a comprehensive review and assessment of all of Company's computer systems and applications and adopting a plan, including a budget, for the remediation, monitoring and testing of such systems and applications. Company shall, promptly upon request therefor, provide to Administrative Agent such certifications or other evidence of Company's compliance with the terms of this subsection 6.11 as Administrative Agent may from time to time reasonably request.

6.11  Alitec Acquisition.
      ------------------

          Company shall use its commercially reasonable best efforts to consummate the Alitec Acquisition in accordance with subsection 7.7(viii) on or before August 31, 1999.

Section 7. NEGATIVE COVENANTS OF HOLDINGS AND COMPANY

          Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1   Indebtedness.
      ------------

          Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

               (i) Company may become and remain liable with respect to the Obligations;

          (ii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (iii) Company and its Subsidiaries may become and remain liable with respect to (a) Indebtedness in respect of Capital Leases and (b) Indebtedness secured by Liens permitted under subsection 7.2(iv); provided
                                                                       --------
     that the aggregate outstanding principal amount of all Indebtedness permitted under this subsection 7.1(iii) shall not exceed $25,000,000 at any time;

          (iv) Company may become and remain liable with respect to Indebtedness to any wholly-owned Subsidiary Guarantor, and any wholly-owned Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Subsidiary Guarantor; provided that (a) all such inter company Indebtedness shall be evidenced by
     --------
     promissory notes that are included in the Pledged Collateral, (b) all such inter company Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an inter company subordination agreement, and (c) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any inter company Indebtedness owed
       --- -----
     by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

          (v) Company and its Subsidiaries, as applicable, may remain liable with respect to (a) Indebtedness in respect of the Existing Seller Notes in an aggregate principal amount not to exceed the amount thereof outstanding as of the Effective Date less any payments after the Effective Date in respect thereof, (b) the Holdings Discount Debentures, (c) the Senior Notes and (d) Indebtedness described in Schedule 7.1 annexed hereto; and
                                       ------------

          (vi) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

7.2  Liens and Related Matters.
     -------------------------

          A. Prohibition on Liens. Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any

Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

               (i)   Permitted Encumbrances;

               (ii)  Liens granted pursuant to the Collateral Documents;

               (iii) Liens described in Schedule 7.2 annexed hereto;
                                        ------------

               (iv) Liens on real property or tangible personal property not heretofore owned by Company or any of its Subsidiaries (any such property, including any present or future fixed improvements thereon, being "New Property"), in each case arising from (a) the giving, simultaneously with or within 30 days after the acquisition or construction by Company or any of its Subsidiaries thereof, of purchase money Liens (including vendors' rights under purchase contracts under an agreement whereby title is retained for the purpose of securing the purchase price thereof) on any New Property hereafter acquired or constructed by Company or any of its Subsidiaries, or (b) from the extension, renewal or replacement of any Indebtedness secured by any of the foregoing Liens so long as the aggregate principal amount thereof and the security therefor is not thereby increased; provided, however, that in each case (X) such Lien is limited to
                --------  -------
     such New Property and (Y) the principal amount of the Indebtedness secured by such Lien shall not exceed the cost of such New Property to Company or any of its Subsidiaries; and provided, further that the Indebtedness
                                  --------  -------
     secured by such Liens is permitted under subsection 7.1(iii)(b); and

               (v) Other Liens securing Indebtedness of Company and its Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding.

          B. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Holdings nor any of its Subsidiaries shall enter into any agreement (other than (i) any documents of a type described in subdivisions (c) and (d) of subsection 7.2C or (ii) any agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, the Holdings Discount Debentures or the Senior Notes) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

          C. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Except as provided herein, neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) this Agreement and the other Loan Documents, (c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Company or any of its Subsidiaries, (d) customary provisions restricting assignment of any licensing agreement entered into by Company or any of its Subsidiaries in the ordinary course of business, or (e) as set forth in the Senior Notes Indenture.

7.3  Investments; Joint Ventures.
     ---------------------------

          Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

               (i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

               (ii) Company and its Subsidiaries may make inter company loans to the extent permitted under subsection 7.1(iv);

               (iii) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

               (iv) Company and its Subsidiaries may make acquisitions otherwise permitted by subsection 7.7;

               (v) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto; and
                                                ------------

               (vi) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $2,500,000.

7.4  Contingent Obligations.
     ----------------------

          Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

               (i) Holdings may become and remain liable with respect to Contingent Obligations in respect of the Holdings Guaranty, and Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

               (ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

               (iii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements required under subsection 6.10;

               (iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

               (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1;

               (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4
                                                                ------------
     annexed hereto; and

               (vii) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum
                                                   --------
     aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $2,500,000.

7.5  Restricted Payments.
     -------------------

          Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that, (i) so long as no Event of
                                    --------
Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby (a) Company may make regularly scheduled payments of principal and interest in respect of the Existing Seller Notes in accordance with the terms thereof, and only to the extent required thereby (and subject to any subordination provisions contained therein), (b) Holdings or Company, as applicable, may make regularly scheduled payments of interest in respect of the Senior Notes or any Subordinated Indebtedness incurred by Holdings or Company permitted hereunder, in each case in accordance with the terms of, and only to the extent required by (and subject to the subordination provisions contained in), the indenture or other agreement pursuant to which the Senior Notes or such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.14B, (c) Company may make Restricted Payments to Holdings (1) to the extent necessary to enable Holdings to make any Restricted Payments permitted to be made by Holdings as provided in the immediately preceding clause (b), and (2) to the extent necessary to enable Holdings to pay administrative costs and expenses not in excess of $250,000 in any Fiscal Year, in each case so long as Holdings applies the amount of any such Restricted Payment for such purpose, and (d) Company may pay Management Fees, and (ii) Company may make Restricted Payments to Holdings to the extent necessary to enable Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, so long as Holdings applies the amount of any such Restricted Payment for such purpose.

7.6  Financial Covenants.
     -------------------

          A. Minimum Interest Coverage Ratio. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense for any four-Fiscal Quarter period ending with any Fiscal Quarter set forth below to be less than the correlative ratio indicated:


        ====================================================================
                  Last Fiscal Quarter in                Minimum Interest
                    Calculation Period                   Coverage Ratio
        ====================================================================
        Effective Date--
        Second Fiscal Quarter 2000                            1.55:1.00
        --------------------------------------------------------------------

        Third Fiscal Quarter 2000                             1.60:1.00
        Fourth Fiscal Quarter 2000 --
        Third Fiscal Quarter 2001                             1.70:1.00
        --------------------------------------------------------------------
        Fourth Fiscal Quarter 2001--
        Third Fiscal Quarter 2002                             1.90:1.00
        --------------------------------------------------------------------
        Fourth Fiscal Quarter 2002--
        Third Fiscal Quarter 2003                             2.00:1.00
        Fourth Fiscal Quarter 2003
        and thereafter                                        2.25:1.00
        ====================================================================

          B. Minimum Fixed Charge Coverage Ratio. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA minus Consolidated Capital
                                          -----
Expenditures for any four-Fiscal Quarter period ending with any Fiscal Quarter set forth below (excluding (a) all Consolidated Capital Expenditures of (1) Central Fabricators incurred prior to the Effective Date, and (2) Alitec incurred prior to on the closing date of the Alitec Acquisition, and (b) up to $2,000,000 of Consolidated Capital Expenditures incurred in connection with information systems upgrades by Holdings and its Subsidiaries on or before July 31, 2001) to (ii) Consolidated Fixed Charges for any four-Fiscal Quarter period ending with any Fiscal Quarter set forth below to be less than the correlative ratio indicated:

       =======================================================
           Last Fiscal Quarter in     Minimum Fixed Charge
             Calculation Period          Coverage Ratio

       =======================================================
       Effective Date --
       Third Fiscal Quarter 2000            1.00:1.00
       -------------------------------------------------------
       Fourth Fiscal Quarter 2000 --
       Third Fiscal Quarter 2001            1.10:1.00
       -------------------------------------------------------
       Fourth Fiscal Quarter 2001
       and thereafter                       1.15:1.00
       =======================================================

          C. Maximum Leverage Ratio. Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio indicated:

       ==============================================================
                                                     Maximum
                       Fiscal Quarter             Leverage Ratio
       --------------------------------------------------------------
       Effective Date --
       Second Fiscal Quarter 2000                 5.60:1.00
       --------------------------------------------------------------

       Third Fiscal Quarter 2000                  5.50:1.00
       --------------------------------------------------------------
       Fourth Fiscal Quarter 2000 --
       Third Fiscal Quarter 2001                  5.00:1.00
       --------------------------------------------------------------
       Fourth Fiscal Quarter 2001 --
       Third Fiscal Quarter 2002                  4.50:1.00
       --------------------------------------------------------------
       Fourth Fiscal Quarter 2002 --
       Third Fiscal Quarter 2003                  4.25:1.00
       --------------------------------------------------------------
       Fourth Fiscal Quarter 2003 --
       Third Fiscal Quarter 2004                  4.00:1.00
       --------------------------------------------------------------
       Fourth Fiscal Quarter 2004
       and thereafter                             3.75:1.00
       ==============================================================

          C. Certain Calculations. Anything contained herein to the contrary notwithstanding, with respect to any four-Fiscal Quarter period during which any Permitted Acquisition is consummated, for purposes of determining compliance with the financial covenants set forth in this subsection 7.6, Consolidated Adjusted EBITDA and Consolidated Interest Expense shall be calculated on a Pro Forma Basis for such period; provided that Company shall deliver to Administrative Agent and Lenders, together with the Compliance Certificate in respect of such period, an Officer's Certificate, in form and substance satisfactory to Administrative Agent and demonstrating in reasonable detail such calculations on a Pro Forma Basis.

7.7  Restriction on Fundamental Changes; Asset Sales and Acquisitions.
     ----------------------------------------------------------------

          Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Holdings or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or make any Acquisition, except:

               (i) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger of any
                           --------
     Subsidiary of Company with or into Company or any wholly-owned Subsidiary Guarantor, Company or such wholly-owned Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation;

               (ii) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8;

               (iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

               (iv) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that
                                                                   --------
     the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and

               (v) subject to subsection 7.13, Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $15,000,000 during the term of this Agreement; provided that (x) the
                                                    --------
     consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) in the case of any such Asset Sale or related series of Asset Sales in respect of which the aggregate Net Asset Sale Proceeds equals or exceeds $1,000,000, not less than 85% of the consideration received in respect thereof shall be cash; and (z) no later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds of such Asset Sale, Company shall deliver to Administrative Agent an Officer's Certificate, reasonably satisfactory in form and substance to Administrative Agent, demonstrating the derivation of the Net Asset Sale Proceeds of such Asset Sale from the gross sales price received in connection therewith;

          (i) So long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Company and Subsidiary Guarantors may make Acquisitions of the assets or the stock or other equity Securities of, or by direct merger of Company or any Subsidiary Guarantor with, other Persons engaged in the same or related lines of business as Company and its Subsidiaries; provided that, with
                                                        ---------
     respect to any Acquisition permitted under this subsection 7.7(vi):

          (a) Company shall give Administrative Agent at least 10 days' prior written notice of such Acquisition, together with copies of the definitive documentation relating thereto;

          (b) such Acquisition shall be made in compliance with all applicable laws;

          (c)  in the event such Acquisition is effected pursuant to a merger of
     (1) Company or (2) any Subsidiary Guarantor with any other Person, Company (in the case of clause (1)) or a Subsidiary Guarantor (in the case of clause (2)) shall be the surviving or continuing corporation;

          (d) in the event such Acquisition is effected by the purchase of the stock or other equity interests of any Person by Company or any Subsidiary Guarantor, (1) Company or such Subsidiary Guarantor, as the case may be, shall own all of the outstanding equity Securities of such Person, and (2) upon the consummation of such Acquisition, such Person shall comply with the provisions of subsections 6.8 and 6.9;

          (e) prior to the consummation of such Acquisition, Company shall deliver to Administrative Agent and Lenders an Officer's Certificate, together with supporting financial statements and any other relevant information, in form and substance reasonably satisfactory to Administrative Agent and demonstrating in reasonable detail that, on a Pro Forma Basis, for the four-Fiscal Quarter period most recently ended (1) the Leverage Ratio shall not exceed 0.25 less than the Leverage Ratio required to be met for such period pursuant to subsection 7.6C, (2) Company and its Subsidiaries are otherwise in compliance with the covenants set forth in subsection 7.6 with respect to such period, (3) the portion of Consolidated Adjusted EBITDA for such period that is attributable to the business or property being acquired shall not exceed 25% of the total Consolidated Adjusted EBITDA for such period, and (4) the business or property being acquired in such Acquisition shall have positive Consolidated Adjusted EBITDA; provided that, for purposes of this clause (d)(4), the calculation
             --------
     of Consolidated Adjusted EBITDA shall be made solely with respect to such acquired business or property and not with respect to Holdings and its Subsidiaries on a consolidated basis; and

               (f) after giving effect to such Acquisition, the Total Utilization of Revolving Loan Commitments shall not exceed the Revolving Loan Commitments then in effect minus $5,000,000;
                                     -----

               (vii) Company and Subsidiary Guarantors may consummate the Effective Date Acquisitions; and

               (viii) Company and Subsidiary Guarantors may consummate the Alitec Acquisition so long as:

               (a) all conditions to the Alitec Acquisition as set forth the Alitec Acquisition Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and Requisite Lenders;

               (b) the Alitec Acquisition shall have become effective in accordance with the terms of the Alitec Acquisition Agreement;

               (c) the aggregate cash consideration paid to the holders of equity interests in Alitec in connection with the Alitec Acquisition does not exceed $11,000,000; and

               (d) Administrative Agent shall have received an Officer's Certificate of Company to the effect set forth in clauses (a)-(c) above.

7.8  Consolidated Capital Expenditures.
     ---------------------------------

          Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, make or incur Consolidated Capital Expenditures (which shall include, without limitation, all amounts expended in connection with information systems upgrades by Holdings and its Subsidiaries), in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "Maximum Consolidated Capital Expenditures Amount") set forth below opposite such Fiscal Year (or portion thereof); provided that the Maximum Consolidated
                                       --------
Capital Expenditures Amount for any Fiscal Year shall be increased by the sum of an amount equal to the 50% of the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (prior to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

     =======================================================================
                                                   Maximum Consolidated
              Fiscal Year                          Capital Expenditures
     -----------------------------------------------------------------------
     Fiscal Year 1999                                $11,000,000
     -----------------------------------------------------------------------
     Fiscal Year 2000                                $12,000,000
     -----------------------------------------------------------------------
     Fiscal Year 2001
     and each Fiscal Year thereafter                 $ 8,000,000
     =======================================================================

Notwithstanding anything herein to the contrary, Consolidated Capital Expenditures for Fiscal Year 1999 shall exclude all Consolidated Capital Expenditures (i) of Central Fabricators incurred prior to the Effective Date, and (ii) of Alitec incurred prior to on the closing date of the Alitec Acquisition.

7.9   Sales and Lease-Backs.
      ---------------------

          Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

7.10  Sale or Discount of Receivables.
      -------------------------------

          Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

7.11  Transactions with Shareholders and Affiliates .
      ---------------------------------------------

          Neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Holdings or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing
                                                     --------
restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned

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

Subsidiaries, (ii) reasonable and customary fees paid to members of the Boards of Directors of Holdings and Company and their respective Subsidiaries, and
(iii) the payment of Management Fees to the extent permitted under subsection
7.5.

7.12  Disposal of Subsidiary Stock.
      ----------------------------

          Except for any sale of 100% of the capital stock or other equity Securities of any Subsidiary of Company in compliance with the provisions of subsection 7.7(v), neither Holdings nor Company shall:

               (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

               (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

7.13 Conduct of Business.
     -------------------

          From and after the Effective Date, (i) Holdings shall not engage in any business other than holding the capital stock of Company and (ii) Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by Company and its Subsidiaries on the Effective Date and similar or related businesses.

7.14 Amendments or Waivers of Certain Existing Agreements and Related
     ----------------------------------------------------------------
     Agreements; Amendments of Documents Relating to Holdings Discount
     -----------------------------------------------------------------
     Debentures,Senior Notes and Subordinated Indebtedness.
     -----------------------------------------------------

          A. Amendments or Waivers of Certain Existing Agreements and Related Agreements. Neither Holdings nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Existing Agreement or any Related Agreement (other than any Related Agreement evidencing or governing the Holdings Discount Debentures, the Senior Notes or any Subordinated Indebtedness) after the Effective Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.


          B. Amendments of Documents Relating to Holdings Discount Debentures, Senior Notes and Subordinated Indebtedness. Except as permitted by clause (i) of subsection 7.5, neither Holdings nor Company shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Holdings Discount Debentures, the Senior Notes or any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on the

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

Holdings Discount Debentures, the Senior Notes or such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change any subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of the Holdings Discount Debentures, the Senior Notes or such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Holdings, Company or Lenders.

7.15  Fiscal Year.
      ----------

           Neither Holdings nor Company shall change its Fiscal Year-end.


Section 8. HOLDINGS GUARANTY

8.1   Guaranty of the Obligations.
      ---------------------------

          Holdings hereby irrevocably and unconditionally guaranties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. (S) 362(a)).

8.2   Limitation on Amount Guarantied.
      -------------------------------

          Anything contained herein to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of Holdings hereunder, such obligations of Holdings hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of Holdings, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Holdings in respect of inter company indebtedness to Company or other Affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Holdings hereunder and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer
Laws) of any rights to subrogation, reimbursement, indemnification or contribution of Holdings pursuant to applicable law or pursuant to the terms of any agreement).

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

8.3  Payment by Holdings.
     -------------------

          Holdings hereby agrees, in furtherance of the foregoing and not in limitation of any other right which Administrative Agent or any Lender may have at law or in equity against Holdings by virtue hereof, that upon the failure of Company to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. (S) 362(a)), Holdings will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Agents and Lenders as beneficiaries of the Holdings Guaranty (collectively, for purposes of the Holdings Guaranty, "Beneficiaries"), an amount equal to the sum of the unpaid principal amount of all Obligations then due as aforesaid, accrued and unpaid interest on such Obligations (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on such Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding) and all other Obligations then owed to Beneficiaries as aforesaid.

8.4  Liability of Holdings Absolute.
     ------------------------------

          Holdings agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, Holdings agrees as follows:

          A. The Holdings Guaranty is a guaranty of payment when due and not of collectibility.

          B. Administrative Agent may enforce the Holdings Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default.

          C. The obligations of Holdings hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any Subsidiary Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against Holdings whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions.

          D. Payment by Holdings of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge Holdings' liability for any portion of the Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce Holdings' covenant to pay a portion

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

of the Obligations, such judgment shall not be deemed to release Holdings from its covenant to pay the portion of the Obligations that is not the subject of such suit.

          E. Any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of Holdings' liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Obligations and take and hold security for the payment hereof or the Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guaranties of the Obligations, or any other obligation of any Person (including any Subsidiary Guarantor) with respect to the Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against Company or any security for the Obligations; and (vi) exercise any other rights available to it under the Loan Documents.

          F. The Holdings Guaranty and the obligations of Holdings hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Obligations), including the occurrence of any of the following, whether or not Holdings shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of this Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security;
(iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the
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

other Loan Documents or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of indebtedness other than the Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Holdings as an obligor in respect of the Obligations.

8.5  Waivers by Holdings.
     -------------------

          Holdings hereby waives, for the benefit of Beneficiaries:

               (i) any right to require any Beneficiary, as a condition of payment or performance by Holdings, to (a) proceed against Company, any other guarantor (including any Subsidiary Guarantor) of the Obligations or any other Person, (b) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (c) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (d) pursue any other remedy in the power of any Beneficiary whatsoever;

               (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Obligations;

               (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

               (iv) any defense based upon any Beneficiary's errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith;

               (v) (a) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Holdings' obligations hereunder, (b) the benefit of any statute of limitations affecting Holdings' liability hereunder or the enforcement hereof, (c) any rights to set-

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

     offs, recoupments and counterclaims, and (d) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto;

               (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in subsection 8.4 and any right to consent to any thereof; and

               (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

8.6  Holdings' Rights of Subrogation, Contribution, Etc.
     --------------------------------------------------

          Holdings hereby waives any claim, right or remedy, direct or indirect, that Holdings now has or may hereafter have against any Loan Party or any of its assets in connection herewith or with the performance by Holdings of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that Holdings now has or may hereafter have against any Loan Party, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Loan Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Holdings shall withhold exercise of any right of contribution Holdings may have against any other guarantor (including any Subsidiary Guarantor) of the Obligations. Holdings further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Holdings may have against any Loan Party or against any collateral or security, and any rights of contribution Holdings may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against such Loan Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to Holdings on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

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

8.7  Subordination of Other Obligations.
     ----------------------------------

          Any Indebtedness of Company or any Subsidiary Guarantor now or hereafter held by Holdings is hereby subordinated in right of payment to the Obligations, and any such indebtedness collected or received by Holdings after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of Holdings under any other provision hereof.

8.8  Continuing Guaranty.
     -------------------

          The Holdings Guaranty is a continuing guaranty and shall remain in effect until all of the Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Holdings hereby irrevocably waives any right to revoke the Holdings Guaranty as to future transactions giving rise to any Obligations.

8.9  Authority of Holdings or Company.
     --------------------------------

          It is not necessary for any Beneficiary to inquire into the capacity or powers of Holdings or Company or the officers, directors or any agents acting or purporting to act on behalf of either of them.

8.10 Financial Condition of Company.
     ------------------------------

          Any extension of credit may be granted to Company or continued from time to time without notice to or authorization from Holdings, regardless of the financial or other condition of Company at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with Holdings its assessment, or Holdings' assessment, of the financial condition of Company. Holdings has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents, and Holdings assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Obligations. Holdings hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

8.11 Bankruptcy, Etc.
     ---------------

          A. So long as any Obligations remain outstanding, Holdings shall not, without the prior written consent of Administrative Agent acting pursuant to the instructions of

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

Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Company. The obligations of Holdings hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or by any defense which Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

            B. Holdings acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding referred to in subsection 8.11A (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceedings had not been commenced) shall be included in the Obligations because it is the intention of Holdings and Beneficiaries that the Obligations which are guarantied by Holdings pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Obligations. Holdings will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

            C. In the event that all or any portion of the Obligations are paid by Company, the obligations of Holdings hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes hereunder.


Section 9.  EVENTS OF DEFAULT

            If any of the following conditions or events ("Events of Default") shall occur:

9.1  Failure to Make Payments When Due.
     ---------------------------------

            Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

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

9.2  Default in Other Agreements.
     ---------------------------

               (i) Failure of Holdings or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 9.1) or Contingent Obligations in an individual principal amount of $2,500,000 or more or with an aggregate principal amount of $4,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

9.3  Breach of Certain Covenants.
     ---------------------------

          Failure of Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

9.4  Breach of Warranty.
     ------------------

          Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

9.5  Other Defaults Under Loan Documents.
     -----------------------------------

          Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 9, and such default shall not have been remedied or waived within 10 days after the earlier of (i) an officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

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

9.6  Involuntary Bankruptcy; Appointment of Receiver, etc.
     ----------------------------------------------------

               (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of any of their respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause
     (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

9.7  Voluntary Bankruptcy; Appointment of Receiver, etc.
     --------------------------------------------------

               (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

9.8  Judgments and Attachments.
     -------------------------

          Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $4,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

9.9  Dissolution.
     -----------

          Any order, judgment or decree shall be entered against Holdings or any of its Subsidiaries decreeing the dissolution or split up of Holdings or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

9.10 Employee Benefit Plans.
     ----------------------

          There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $500,000; or

9.11 Change in Control.
     -----------------

               (i) prior to the consummation of an initial public offering of the common stock of Holdings, MDCP shall cease to beneficially own and control at least a majority of the issued and outstanding shares of capital stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Holdings; (ii) other than MDCP and its Affiliates, any Person or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Securities of Holdings (or other Securities convertible into such Securities) representing 35% or more of the combined voting power of all Securities of Holdings entitled to vote in the election of directors, other than Securities having such power only by reason of the happening of a contingency; or (iii) Holdings shall cease to own and control 100% of the outstanding capital stock of Company; or

9.12 Invalidity of Guaranties; Failure of Security; Repudiation of Obligations.
     -------------------------------------------------------------------------

          At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby and having a fair market value, individually or in the aggregate, of $100,000 or more, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party;

THEN (i) upon the occurrence of any Event of Default described in subsection 9.6 or 9.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the
                                                      --------
foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

          Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

          Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 11.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.


Section 10. Administrative Agent

10.1  Appointment.
      -----------

          CSFB is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 10 are solely for the benefit of Administrative Agent and Lenders, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

10.2  Powers and Duties; General Immunity.
      -----------------------------------

          A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

          B. No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for

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

any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

          C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 11.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 11.6).

          D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term

"Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings or Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

10.3 Representations and Warranties; No Responsibility For Appraisal of
     ------------------------------------------------------------------
     Creditworthiness.
     ----------------

          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

10.4 Right to Indemnity.
     ------------------

          Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable
                                       --------
for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

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

10.5 Successor Administrative Agent and Swing Line Lender.
     ----------------------------------------------------

          A. Successor Administrative Agent. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' written notice to Company and with the consent of Company (which consent (i) shall not be unreasonably withheld and (ii) shall be deemed to have been given if Company shall not have responded to such written notice within five Business Days after receipt thereof), to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          B. Successor Swing Line Lender. Any resignation or removal of Administrative Agent pursuant to subsection 10.5A shall also constitute the resignation or removal of CSFB or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 10.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender the Swing Line Note held by it to Company for cancellation, and (iii) Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VIII annexed hereto, in
                                               ------------
the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

10.6 Collateral Documents and Guaranties.
     -----------------------------------

          Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that Administrative Agent shall not (i) enter
                       --------
into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of

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

Requisite Lenders (or, if required pursuant to subsection 11.6, all Lenders); provided further, however, that, without further written consent or
-------- -------  -------
authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Section 11. MISCELLANEOUS

11.1 Assignments and Participations in Loans and Letters of Credit.
     -------------------------------------------------------------

          A. General. Subject to subsection 11.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or
(ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided
                                                                     --------
that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided,
                                                                  --------
further that no such sale, assignment or transfer described in clause (i) above
-------
shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 11.1B(ii); provided, further
                                                              --------  -------
that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation; and provided, further that, anything
                                           --------  -------
contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loans of

Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 11.5. Except as otherwise provided in this subsection 11.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

          B.  Assignments.

              (i)  Amounts and Terms of Assignments. Each Commitment, Loan,
                   --------------------------------
     Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate or Approved Fund of the assigning Lender or another Lender, with the giving of notice to Company and Administrative Agent or (b) be assigned in an aggregate amount of not less than $2,500,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the consent of Company and Administrative Agent (which consent of Company and Administrative Agent shall not be unreasonably withheld or delayed). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 11.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to
             --------
     the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Note to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit VII annexed hereto with appropriate
                                  -----------
     insertions, to reflect the new Commitments of the assignee and/or the assigning Lender.

              (ii)  Acceptance by Administrative Agent; Recordation in
                    --------------------------------------------------
     Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 11.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 11.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 11.1B(ii).

          C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of, or the regularly scheduled maturity of any portion of the principal amount of or interest on, any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 11.4 and 11.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

          D. Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 11.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company
                           --------
and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and

(ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

          E. Information. Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 11.19.

          F. Special Purpose Funding Vehicle. Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special
                                          -------------
purpose funding vehicle (a "SPC"), identified as such in writing from time to
                            ---
time by the Granting Bank to the Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Bank would otherwise be obligated to make to Company pursuant to this Agreement; provided
                                                                      --------
that (i) nothing herein shall constitute a commitment by any SPC to make any
----
Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 11.1F, any SPC may (i) with notice to, but without the prior written consent of, Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

          G. Representations of Lenders. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of or investing in loans such as the Loans; and
(iii) that it will make or invest in its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 11.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in
Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

11.2 Expenses.
     --------

          Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Company (including any opinions requested by Lenders as to any legal matters arising hereunder) and of each Loan Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under subsection 6.9D and any environmental audits or reports provided for under subsection 4.2J or 6.9C; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

11.3 Indemnity.
     ---------

          In addition to the payment of expenses pursuant to subsection 11.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, employees, agents and affiliates of Administrative Agent and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company
                                                      --------
shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee.

          As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Existing Agreements or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties),
(ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

          To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

11.4 Set-Off; Security Interest in Deposit Accounts.
     ----------------------------------------------

          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 11 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

11.5 Ratable Sharing.
     ---------------

          Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately
                     --------
greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

11.6 Amendments and Waivers.
     ----------------------

          No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Company or any other Loan Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment,
                                  --------
modification, termination, waiver or consent which: reduces the principal amount of any of the Loans; changes in any manner the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any of the Loans; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; releases all or substantially all of the Collateral; releases Holdings or any Subsidiary Guarantor from its obligations under the Guaranties; reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit; changes the obligations of Lenders relating to the purchase of participations in Letters of Credit in any manner that could be adverse to any Issuing Lender; or changes in any manner the provisions contained in subsection
9.1 or this subsection 11.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders to whom are owed Obligations being directly affected by such amendment, modification, termination, waiver or consent. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no increase in the Commitments of any Lender over the amount thereof then in effect shall be effective without the written concurrence of that Lender, it being understood and agreed that in no event shall waivers or modifications of conditions precedent, covenants, Events of Default, Potential Events of Default or of a mandatory prepayment be deemed to constitute an increase of the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not be deemed to constitute an increase in the Commitment of such Lender, (iv) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iii) or any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (v) no amendment, modification, termination or waiver of any provision of Section 3 relating to the rights or obligations of any or all Issuing Lenders shall be effective without the written concurrence of Administrative Agent and each Lender who is an Issuing Lender with respect to any Letter of Credit then outstanding, and (vi) no amendment, modification, termination or waiver of any provision of Section 10 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 11.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Holdings or Company, on Holdings or Company, as the case may be.

11.7 Independence of Covenants.
     -------------------------

          All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

11.8 Notices.
     -------

          Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not
                        --------
be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Holdings, Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

11.9 Survival of Representations, Warranties and Agreements.
     ------------------------------------------------------

          A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder. B.

          B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 11.2, 11.3 and

11.4 and the agreements of Lenders set forth in subsections 11.2C, 11.4 and 11.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

11.10 Failure or Indulgence Not Waiver; Remedies Cumulative.
      -----------------------------------------------------

          No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.11 Marshalling; Payments Set Aside.
      -------------------------------

          Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12 Severability.
      ------------

          In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.13 Obligations Several; Independent Nature of Lenders' Rights.
      ----------------------------------------------------------

          The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.14 Headings.
      --------

          Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

11.15 Applicable Law.
      --------------

          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.16 Successors and Assigns.
      ----------------------

          This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 11.1). Neither Holdings' nor Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Holdings or Company without the prior written consent of all Lenders.

11.17 Consent to Jurisdiction and Service of Process.
      ----------------------------------------------

          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST HOLDINGS OR COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF HOLDINGS AND COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

          (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

          (II)  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

          (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 11.8;

          (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER HOLDINGS OR COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

          (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST HOLDINGS OR COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

          (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 11.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

11.18 Waiver of Jury Trial.
      --------------------

          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 11.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT

AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.19 Confidentiality.
      ---------------

          Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or investing practices, it being understood and agreed by Company that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or disclosures required or requested by any governmental agency or representative thereof or the National Association of Insurance Commissioners (the "NAIC") or pursuant to legal process; provided that, unless specifically prohibited by applicable law or
         --------
court order, each Lender shall notify Company of any request by any governmental agency or representative thereof or the NAIC (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency or the NAIC) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that
                                                         --------  -------
in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries.

11.20 Counterparts; Effectiveness.
      ---------------------------

          This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

                 [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

          COMPANY:

                          WEC COMPANY


                          By:_______________________________
                          Title:

                          Notice Address:

                                 6944 Newburg Road
                                 Rockford, Illinois 61108
                                 Attention: D. Stephen Crider
                                 Tel:  815-732-2141
                                 Fax:  815-732-6047

          HOLDINGS:

                          WOODS EQUIPMENT COMPANY


                          By:_______________________________
                          Title:

                          Notice Address:

                                 6944 Newburg Road
                                 Rockford, Illinois 61108
                                 Attention: D. Stephen Crider
                                 Tel: 815-732-2141
                                 Fax: 815-732-6047

          LENDERS:

                         CREDIT SUISSE FIRST BOSTON,
                         individually and as Administrative Agent


                         By:______________________________________
                         Title:___________________________________


                         By:______________________________________
                         Title:___________________________________


                         Notice Address:

                                Eleven Madison Avenue
                                New York, New York 10010
                                Attention:  Jessica Totaram
                                Tel: 212-325-0034
                                Fax: 212-325-8304

                                with a copy to:

                                Eleven Madison Avenue
                                New York, New York 10010
                                Attention:  Robert Hetu
                                Tel: 212-325-4542
                                Fax: 212-325-8509

                         BANK ONE, ILLINOIS, NATIONAL ASSOCIATION


                         By:______________________________________
                         Title:___________________________________


                         Notice Address:

                                6000 East State Street
                                Rockford, IL  61110
                                Attention: Robert J. Louvar
                                Tel:  815-394-4667
                                Fax:  815-394-1889

                         FLEET BUSINESS CREDIT CORPORATION

                         By:________________________________
                         Title:_____________________________


                         Notice Address:

                                One South Wacker Drive
                                Chicago, IL  60606-4614
                                Attention: Dan Manella
                                Tel:  312-853-8923
                                Fax:  312-782-6035

                         HARRIS TRUST & SAVINGS BANK

                         By:____________________________
                         Title:_________________________


                         Notice Address:

                                111 West Monroe
                                Chicago, IL  60603
                                Attention: Michael Johns
                                Tel:  312-461-6750
                                Fax:  312-765-8095

                         LASALLE BANK NATIONAL ASSOCIATION

                         By:__________________________________
                         Title:_______________________________


                         Notice Address:

                                135 South LaSalle Street
                                Chicago, IL  60603
                                Attention: Brian Sommerfeld
                                Tel:  312-904-6726
                                Fax:  312-904-4779

                                SCHEDULE 1.1(i)
                         CERTAIN ADJUSTMENTS TO EBITDA

Consolidated Adjusted EBITDA shall be adjusted by adding:

          (i) all pro forma annualized cost savings, not in excess of $1,5000,000, with respect to owner's compensation in connection with the 1999Acquisitions;

          (ii) all costs incurred, not in excess of $500,000 in connection with the closing of the Seguin plant;

          (iii) amounts expended, not in excess of $300,000, on a one time basis only, in connection with layoffs related to the 1999 Acquisitions; and

          (iv) pro forma cost savings, not in excess of $300,000, on a one time basis only, in connection with layoffs related to the 1999 Acquisitions.

                               SCHEDULE-1.1(i)-1

                                 SCHEDULE 2.1
                           EXISTING REVOLVING LOANS
                   LENDERS' COMMITMENTS AND PRO RATA SHARES


===================================================================================================
                                               Existing                                    Pro
                                              Revolving                Revolving           Rata
                 Lender                         Loans             Loan Commitments         Share
==================================================================================================
Credit Suisse First Boston                       $0                  $ 8,000,000           20%
-------------------------------------------------------------------------------------------------
Bank One, Illinois, National Association         $0                  $ 8,000,000           20%
-------------------------------------------------------------------------------------------------
Fleet Capital Corporation                        $0                  $ 8,000,000           20%
-------------------------------------------------------------------------------------------------
Harris Trust & Savings Bank                      $0                  $ 8,000,000           20%
-------------------------------------------------------------------------------------------------
LaSalle Bank National Association                $0                  $ 8,000,000           20%
=================================================================================================
                  Total                          $0                  $40,000,000          100%
=================================================================================================

                                SCHEDULE-2.1-1

                                 SCHEDULE 3.1
                          EXISTING LETTER SOF CREDIT


=====================================================================================================
                         Face           Standby/                                      Expiry
      Issuer            Amount         Commercial           Beneficiary                Date
=====================================================================================================
Credit Suisse          $400,000         Standby           Liberty Mutual
First Boston                                              Insurance Company          4/30/00
----------------------------------------------------------------------------------------------------
                                                          Gentex-Kirco               2/25/00
Credit Suisse                                             Industrial                 (automatically
First Boston           $634,506         Standby           Summit I, L.L.C.           renewable until
                                                                                     10/1/08)
===================================================================================================


                                SCHEDULE-3.1-1